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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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Horizon Global Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, please be advised that Horizon Global Corporation intends to release definitive copies of the proxy statement to security holders on or about April 3, 2018.
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
To be held May 8, 2018

To the Stockholders of Horizon Global Corporation:
The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Horizon Global Corporation (the “Company,” “Horizon,” “Horizon Global,” “us,” “our” or “we”) will be held on Tuesday, May 8, 2018 at the Hilton Garden Inn, 200 Wilshire Drive, Room 1, Troy, Michigan 48084, at 8:00 a.m., Eastern Time, for the following purposes:

1.	To elect three directors to serve until the Annual Meeting of Stockholders in 2021;

2.	To approve amendments to the Company’s Amended and Restated Certificate of Incorporation to implement a declassified Board of Directors;

3.	To approve the Horizon Global Corporation Amended and Restated 2015 Equity and Incentive Compensation Plan;

4.	To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

5.	To transact such other business as may properly come before the meeting.
The Board of Directors has fixed the close of business on March 13, 2018 as the record date (“Record Date”) for determining the stockholders that are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors

/s/ Jay Goldbaum
Jay Goldbaum General Counsel, Chief Compliance Officer, and Corporate Secretary
Troy, Michigan
This notice of Annual Meeting, proxy statement and form of proxy are being distributed and made available on or about April 3, 2018.
Even if you intend to be present at the Annual Meeting in person, please sign and date the enclosed proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or Internet (as indicated on your proxy card or voting instruction card), to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2018

The Proxy Statement and 2017 Annual Report of Horizon Global Corporation are available at:
http://investors.horizonglobal.com/2018proxystatement and
http://investors.horizonglobal.com/2017annualreviewand10-K

PROXY STATEMENT FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement contains information regarding the Annual Meeting of the Company to be held on Tuesday, May 8, 2018 at the Hilton Garden Inn, 200 Wilshire Drive, Room 1, Troy, Michigan 48084. The Company’s Board of Directors (the “Board”) is soliciting proxies for use at such meeting and at any adjournment or postponement of such meeting. The Company first mailed this proxy statement to its stockholders on or about April 3, 2018. The Company will bear the cost of soliciting proxies.
Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement, Annual Report, SEC filings or in our corporate governance documents on our website at www.horizonglobal.com. We encourage you to read this Proxy Statement in its entirety before voting.

STOCKHOLDER ACTION Proposal for Your Vote	Board Voting Recommendation
Proposal 1: Re-Election of Class III Directors - Messrs. Kunselman and Roberts, and Ms. Straub.	FOR each nominee
Proposal 2: Approval of amendments to the Company’s Amended and Restated Certificate of Incorporation to implement a declassified Board of Directors.	FOR
Proposal 3: Approval of the Horizon Global Corporation Amended and Restated 2015 Equity and Incentive Compensation Plan.	FOR
Proposal 4: Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.	FOR

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board is divided into three classes, each class consisting of approximately one-third of the Company’s directors. Class III directors’ terms will expire at the Annual Meeting. Messrs. Scott G. Kunselman and David A. Roberts, and Ms. Maximiliane C. Straub have consented to stand for re-election to serve until the 2021 Annual Meeting of Stockholders. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee.
THE COMPANY’S BOARD RECOMMENDS A VOTE “FOR” EACH OF THE THREE DIRECTORS LISTED BELOW WHO STANDS FOR RE-ELECTION, TO SERVE UNTIL THE 2021 ANNUAL MEETING.

Vote Required
The three nominees who receive the most votes cast at the Annual Meeting will be elected as directors, provided a quorum of at least a majority of the issued and outstanding shares of the Company’s common stock (the “Common Stock”) that are entitled to vote is represented either in person or by proxy at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “non-routine” proposal, your broker does not have authority to vote your shares (referred to as a “broker non-vote”). Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the election of directors.
Additional information regarding the directors and director nominees of the Company is set forth below.
Directors and Director Nominees
The Board currently consists of nine members divided into three classes serving staggered terms. Following the Annual Meeting, the Board will consist of seven members.

Name	Age	Title	Term Ending
Scott G. Kunselman(1)(2)	54	Director	2018
David C. Dauch(3)	53	Director	2018
Samuel Valenti III(3)	72	Director	2018
David A. Roberts(1)(4)	69	Director	2019
Richard D. Siebert	65	Director	2019
A. Mark Zeffiro(5)	51	President, Chief Executive Officer and Director	2019
Denise Ilitch(6)	62	Chair of the Board	2020
Richard L. DeVore	62	Director	2020
Maximiliane C. Straub(1)(7)	54	Director	2020
______________________________________

(1)	Standing for re-election at the Annual Meeting.

(2)	Appointed March 8, 2016 with initial term expiring 2018.

(3)	Not standing for re-election at the Annual Meeting.

(4)
Appointed March 6, 2018 with initial term expiring 2019. As disclosed below, Mr. Roberts will resign as a Class I director immediately prior to the Annual Meeting and will stand for re-election as a Class III director at the Annual Meeting.

(5)	Co-Chair of the Board from June 29, 2015 to February 14, 2018.

(6)	Chair of the Board since February 14, 2018. Formerly Co-Chair of the Board from July 1, 2016 to February 14, 2018.

(7)
Appointed March 6, 2018 with initial term expiring 2020. As disclosed below, Ms. Straub will resign as a Class II director immediately prior to the Annual Meeting and will stand for re-election as a Class III director at the Annual Meeting.

Director Background and Qualifications
The following sets forth the business experience during at least the past five years of each director nominee and each of the directors whose term of office will continue after the Annual Meeting.
In addition, the following includes a brief discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the directors and nominees should serve on the Board at this time. The Corporate Governance and Nominating

Committee of the Board (the “Governance Committee”) considers the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The Governance Committee believes that directors must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business.
The Board believes that the directors and nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise as a whole to ensure the Board appropriately fulfills its oversight responsibilities and acts in the best interests of stockholders. The Board believes that each director satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment. In addition, the Board has eight independent directors in accordance with the applicable rules of the New York Stock Exchange (“NYSE”), and such directors are also independent of the influence of any particular stockholder or stockholder groups whose interests may diverge from the interests of the stockholders as a whole. Further, each director or nominee brings a strong background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas.

Scott G. Kunselman
Director since 2016
Age 54

Scott G. Kunselman was appointed to our Board on March 8, 2016.  Mr. Kunselman was appointed as chair of the Board’s Compensation Committee on August 17, 2016, and also serves as a member of the Board’s Audit Committee and Governance Committee. In December 2015, Mr. Kunselman joined Oakland University, a public university with its main campus located in Rochester, Michigan, as its chief operating officer. Prior to joining Oakland University, Mr. Kunselman was senior vice president - vehicle safety and regulatory compliance, FCA - North America for FCA US LLC (“Chrysler”), an automobile manufacturer headquartered in Auburn Hills, Michigan, from August 2014 through November 2015. Previously he was senior vice president - purchasing and supplier quality for Chrysler from April 2012 to August 2014. Mr. Kunselman held the position of senior vice president - engineering with Chrysler from June 2009 to April 2012. In December 2017, Mr. Kunselman was appointed to the board of directors of Promethient, a Michigan-based company providing human-scaled climate control solutions for a variety of applications. Mr. Kunselman previously served on the Oakland University Board of Trustees from August 2012 to November 2015, and served as the chair of the Michigan Minority Supplier Development Council from April 2012 to February 2014. Mr. Kunselman also served on the board of the FCA Foundation (former Chrysler Foundation) from 2009 to December 2015, and the board of the Michigan Science Center (former Detroit Science Center) from 2008 to December 2015. Mr. Kunselman brings to the Board extensive knowledge and expertise relating to the automotive industry and operations management. Mr. Kunselman has subject matter expertise in engineering, quality, purchasing and product innovation.

David A. Roberts
Director since 2018
Age 69

Mr. Roberts was appointed to our Board on March 6, 2018, and serves as a member of the Board’s Audit Committee, Compensation Committee and Governance Committee. Mr. Roberts is currently chair of the board of directors of Carlisle Companies Incorporated (“Carlisle”), a diversified manufacturing company, a position he has held since December 2016. Mr. Roberts previously served as Carlisle’s chief executive officer from June 2007 to December 2016. Prior to joining Carlisle, Mr. Roberts served as chair of the board of directors of Graco Inc., a manufacturer of fluid handling systems and components, from April 2006 to June 2007, and as president and chief executive officer from June 2001 to June 2007. In 2003, Mr. Roberts was appointed to the board of directors of Franklin Electric Co., a global leader in the manufacturing and distribution of products and systems focused on the movement and management of water and fuel, and currently chairs its corporate governance committee and is a member of its management organization and compensation committee. In September 2015, Mr. Roberts was appointed to the board of directors of SPX Corporation, a thermal equipment and services provider, and serves as chair of its compensation committee and as a member of its audit committee and nominating and governance committee. From 2012 to 2015, Mr. Roberts served on the board of directors of Polypore International, Inc., a leading global manufacturer specializing in microporous membranes and solutions for battery applications. Mr. Roberts began his career in the automotive industry, holding various manufacturing, engineering, and general management positions with The Budd Company, a leading automotive stamping manufacturer and supplier, Pitney Bowes, a global technology company, and FMC Corporation, a global technology and solutions provider in the agricultural, industrial and consumer markets. Mr. Roberts brings extensive experience in senior management of multinational companies, and expertise in the industrial and manufacturing sectors. Mr. Roberts’ experience from his service on various public company boards will be a valuable asset to the Horizon Board.

Richard D. Siebert
Director since 2015
Age 65

Mr. Siebert was appointed to our Board on August 4, 2015. Mr. Siebert was appointed chair of the Board’s Governance Committee, effective May 8, 2018, and also serves as a member of the Audit Committee and Compensation Committee. Mr. Siebert retired from KPMG LLP (“KPMG”), a global audit, tax and finance advisory firm, in September 2012. From 2003 to September 2012, Mr. Siebert served as the managing partner of the MidAmerica business unit of KPMG, and, from 2007 to January 2012, Mr. Siebert also served as the managing partner of KPMG’s Detroit office. Previously, Mr. Siebert served as the managing partner of the Cincinnati office of KPMG, and as the audit practice lead in the St. Louis office of Arthur Andersen, a global public accounting firm. In 1976, Mr. Siebert joined Arthur Andersen, was admitted to partnership in 1987, and was instrumental in the transition of Arthur Andersen’s St. Louis office to KPMG in 2003. During his career in public accounting, Mr. Siebert served as the lead engagement partner or client service partner for a broad range of public companies. Mr. Siebert currently serves as a member of the finance council of the Archdiocese of St. Louis, and is a member of its audit committee. Mr. Siebert brings to the Board extensive knowledge and expertise in financial reporting, accounting and Sarbanes-Oxley compliance for public companies.  Mr. Siebert's 36-year career in public accounting also provides him with subject matter expertise in a broad range of governance, regulatory and securities matters.

A. Mark Zeffiro
President, CEO and Director since 2015
Age 51

Mr. Zeffiro was appointed as our president and chief executive officer on June 30, 2015. Mr. Zeffiro served as Co-Chair of our Board from June 29, 2015 to February 14, 2018, and has served as president and a director of Horizon since our incorporation on January 14, 2015. From January 2015 to June 2015, Mr. Zeffiro served as group president of Cequent, comprised of the Cequent Americas and Cequent APEA reportable segments of TriMas Corporation (“TriMas”), a diversified manufacturer and Horizon’s former parent company. Mr. Zeffiro served as chief financial officer of TriMas from June 2008 to January 2015 and executive vice president of TriMas from May 2013 until January 2015. Prior to joining TriMas, Mr. Zeffiro held various financial management and business positions with General Electric Company (“GE”), a diversified technology and financial services company, and Black and Decker Corporation (“Black & Decker”), a global manufacturer of quality power tools and accessories, hardware, home improvement products and fastening systems. From 2004 to 2008, during Mr. Zeffiro’s four-year tenure with Black & Decker, he was vice president of finance for the global consumer product group and Latin America. In addition, Mr. Zeffiro was directly responsible for and functioned as general manager of Black & Decker’s factory store business unit. From 2003 to 2004, Mr. Zeffiro was chief financial officer of First Quality Enterprises, a private company producing consumer products for the health care market. From 1988 through 2002, he held a series of operational and financial leadership positions with GE, the most recent of which was chief financial officer of its medical imaging manufacturing division. In April 2015, Mr. Zeffiro was appointed to the board of directors of Atkore International Group, Inc., a manufacturer of electrical raceway solutions and is currently chair of its audit committee. Mr. Zeffiro also serves on the board of directors of the Detroit Institute of Arts, where he chairs the finance committee, and the board of trustees of Walsh College, where he sits on the academic committee. Mr. Zeffiro's position as president and chief executive officer of Horizon provides him the ability to offer the Board firsthand insight into the operations and strategic vision of the Company.  Mr. Zeffiro has extensive knowledge and subject matter expertise in strategic planning, business management, mergers and acquisitions and financial accounting.

Denise Ilitch
Chair of the Board, Director since 2015
Age 62

Ms. Ilitch was appointed to our Board on June 29, 2015. Ms. Ilitch became Chair of the Board on February 14, 2018, formerly serving as Co-Chair of the Board from July 1, 2016 to February 14, 2018. Ms. Ilitch served as chair of the Board's Compensation Committee until August 16, 2016, and is currently a member of the Board’s Compensation Committee, Audit Committee and Governance Committee. Ms. Ilitch is currently president of Ilitch Enterprises, LLC, a business operations management company, a position she has held since 2005. From 2000 to 2004, Ms. Ilitch served as president of Ilitch Holdings, Inc., an entertainment industries, food, fundraising and real estate development services company. From 1996 to 2004, Ms. Ilitch served as president of Olympia Development, LLC, a real estate development company. Ms. Ilitch currently serves as a trustee for the Skillman Foundation and as a regent on the University of Michigan Board of Regents, where she is a member of the health affairs committee. Ms. Ilitch has previously served as a board member of numerous community organizations, including the Detroit Branch of the NAACP, the Detroit Branch of the Federal Reserve Bank of Chicago, Detroit Renaissance, and the Karmanos Cancer Institute. She also co-chaired the 2009 Detroit Crisis Turnaround Team and served as a Detroit Red Wings Alternate Governor for the National Hockey League and as a board member of Major League Baseball. Ms. Ilitch brings to the Board more than 30 years of experience as a business executive and community leader.  As a businesswomen and attorney, Ms. Ilitch has extensive knowledge and subject matter expertise in business development, corporate law and government policy.

Richard L. DeVore
Director since 2015
Age 62

Mr. DeVore was appointed to our Board on June 29, 2015. Mr. DeVore serves as chair of the Board's Audit Committee, and as a member of the Compensation Committee and Governance Committee. Mr. DeVore is currently executive vice president of PNC Bank, N.A., a member of the PNC Financial Services Group (“PNC”), one of the United States’ largest diversified financial services organizations. Mr. DeVore was appointed executive vice president of PNC in November 2001 and, in his current role, he serves as president for the Detroit and Southeast Michigan regions and chairs the local PNC Foundation. From January 2009 through July 2010 (after its acquisition by PNC), he also served as the chief credit officer and as member of the board of directors of National City Bank, a financial services organization. Mr. DeVore previously held various chief credit officer and managerial positions with PNC from 1991 through 2001. Mr. DeVore currently serves on the boards of Business Leaders for Michigan, Oakland University, the Detroit Economic Club, the Detroit Symphony Orchestra, the Detroit Regional Chamber and Ann Arbor SPARK. Mr. DeVore has also taught banking and finance courses at Wayne State University. Mr. DeVore brings to the Board more than 39 years of financial institutions experience and unique insights into credit market conditions and corporate capital structure.  Mr. DeVore has extensive knowledge and subject matter expertise in finance, mergers and acquisitions and risk management.

Maximiliane C. Straub
Director since 2018
Age 54

Ms. Straub was appointed to our Board March 6, 2018, and serves as a member of the Board’s Audit Committee, Compensation Committee and Governance Committee. Ms. Straub is currently executive vice president of finance, controlling and administration, North America, and chief financial officer of Robert Bosch LLC, a subsidiary of Robert Bosch GmbH (“Bosch”), a leading global supplier of technology and services, since 2010. She joined Bosch in 1993 where she held positions of increasing responsibility with Bosch affiliates in the U.S., Germany and France, and eventually served as president of Bosch’s chassis systems full brakes division in North America from 2006 to 2010. Ms. Straub currently serves as chair of the board of directors of Inforum, a professional organization focused on creating strategic connections to help advance professional women in Michigan and the Midwest. In 2017, she was appointed to the board of directors of MTS Systems Corporation, a leading global supplier of high performance test systems and sensors. In 2010 and 2015, Ms. Straub was recognized by Automotive News as one of the ‘Top 100 Women in the Auto Industry’. Ms. Straub’s extensive operations background and experience in the areas of finance, accounting, human resources, information technology, strategic planning, and mergers and acquisitions contribute to her international, automotive and leadership qualifications. The Horizon Board will benefit from Ms. Straub’s strong operational and international business expertise.

Board Leadership Structure and Management
The Board was led by Co-Chairs A. Mark Zeffiro and Denise Ilitch until February 14, 2018, at which time the Board determined that it is in the Company’s best interests to be led by Ms. Ilitch, as sole Chair of the Board. The Chair oversees the planning of the annual Board calendar and, in consultation with the other directors, will schedule and set the agenda for meetings of the Board and lead the discussions at such meetings. In addition, the Chair provides guidance and oversight to other members of management, helps with the formulation and implementation of our strategic plans and acts as the Board’s liaison to the rest of management. In this capacity, the Chair is actively engaged in significant matters affecting us. The Chair also leads our annual meetings of stockholders and performs such other functions and responsibilities as requested by the Board from time to time.
The Board believes that separating the roles of the chief executive officer and chair is the most appropriate structure at this time and offers distinct benefits to the Company, including curtailing any potential conflict of interest and facilitating objective Board evaluation of the Company’s management.
As part of its oversight function, the Board monitors how management operates the Company, in part via its committee structure. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks and vulnerabilities the Company faces. The Audit Committee of the Board (the “Audit Committee”) considers risk issues associated with the Company’s overall financial reporting, disclosure process and legal compliance, as well as reviews policies on risk control assessment and accounting risk exposure. In addition to its regularly scheduled meetings, the Audit Committee meets with the corporate audit team, and the independent registered public accounting firm in executive sessions at least quarterly, and with the General Counsel and Chief Compliance Officer as determined from time to time by the Audit Committee. Each of the Compensation Committee of the Board (the “Compensation Committee”) and the Governance Committee considers risk issues associated with the substantive matters addressed by each such committee.
The Board held seven meetings during 2017. The following table sets forth the meeting information for the three standing committees of the Board for 2017:

THE BOARD AND COMMITTEES - MEMBERSHIPS & MEETINGS
	BOARD	CLASS	AUDIT	COMPENSATION	GOVERNANCE
Scott G. Kunselman	Director	III	✓	Chair	✓
David C. Dauch(1)	Director	III		✓	Chair
Samuel Valenti III	Director	III	✓	✓	✓
David A. Roberts(2)	Director	I	✓	✓	✓
Richard D. Siebert(3)	Director	I	✓	✓	Chair
A. Mark Zeffiro(4)	Director	I
Denise Ilitch(5)	Chair	II	✓	✓	✓
Richard L. DeVore	Director	II	Chair	✓	✓
Maximiliane C. Straub(6)	Director	II	✓	✓	✓
2017 Meetings	7		5	5	4
______________________________________

(1)	Chair of the Governance Committee through the Annual Meeting on May 8, 2018.

(2)
Appointed March 6, 2018 with initial term expiring 2019. As disclosed below, Mr. Roberts will resign as a Class I director immediately prior to the Annual Meeting and will stand for re-election as a Class III director at the Annual Meeting.

(3)	Chair of the Governance Committee effective immediately following the Annual Meeting on May 8, 2018.

(4)	Co-Chair of the Board from June 29, 2015 to February 14, 2018.

(5)	Chair of the Board since February 14, 2018. Formerly Co-Chair of the Board from July 1, 2016 to February 14, 2018.

(6)
Appointed March 6, 2018 with initial term expiring 2020. As disclosed below, Ms. Straub will resign as a Class II director immediately prior to the Annual Meeting and will stand for re-election as a Class III director at the Annual Meeting.

CLASS III - Term expires at 2018 annual stockholder meeting
CLASS I - Term expires at 2019 annual stockholder meeting
CLASS II - Term expires at 2020 annual stockholder meeting
As noted above, the Board currently consists of nine directors, divided into three classes as equal in number as possible. The members of each class serve for staggered, three-year terms, except for the initial terms described above. Upon the expiration of the term of a class of directors, directors in that class may be asked to stand for re-election for a three-year term at the Annual Meeting in the year in which their term expires. Messrs. Dauch and Valenti have elected not to stand for re-election at the Annual Meeting. The Board is deeply appreciative for the strong leadership and valuable contributions provided by each of Messrs. Dauch and Valenti. To meet the requirement that each class of directors be as nearly equal in number as possible, Mr. Roberts and Ms. Straub will resign as Class I and Class II director, respectively, at the Annual Meeting to be effective immediately prior to the Annual Meeting. Each of Messrs. Kunselman and Roberts and Ms. Straub have been nominated as Class III directors at the Annual Meeting, for terms of three years and until their respective successors shall be elected and shall qualify.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the Company’s directors.
As part of our commitment to effective corporate governance, management and our Board undertook a review of current corporate governance trends and considered the view held by many institutional stockholders that a classified board structure has the potential effect of reducing the accountability of directors. After careful consideration, the Board unanimously approved, and recommends that our stockholders approve, amendments to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) that, if adopted, would eliminate the classified structure of the Board over a three-year period. The phasing in of annual elections of directors over a three-year period is designed to ensure a smooth transition to a system of annual elections of all of our directors. If Proposal 2 is approved by stockholders at the Annual Meeting, directors whose terms expire at the 2019 Annual Meeting of Stockholders will be elected to a two-year term and directors whose terms expire at 2020 Annual Meeting of Stockholders will be elected to a one-year term. As a result, if Proposal 2 is approved by stockholders at the Annual Meeting, beginning at the 2021 Annual Meeting of Stockholders, and at each annual meeting thereafter, all directors will stand for election annually.
The Company’s Board has determined, after considering all of the relevant facts and circumstances, that Mses. Ilitch and Straub, and Messrs. Dauch, DeVore, Kunselman, Roberts, Siebert, and Valenti are “independent” from management in accordance with the NYSE listing standards and the Company’s Corporate Governance Guidelines (the “Governance Guidelines”). To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the criteria for independence set forth in the Company’s Governance Guidelines.
During 2017, all of the then-current directors attended at least 75%, in the aggregate, of the meetings of the Board and all committees of the Board on which they served. All directors are expected to attend all meetings, as well as the Annual Meeting. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the President and Chief Executive Officer and other members of management on matters that affect the Company.
Independent directors hold regularly scheduled executive sessions in which independent directors meet without the presence of management. These executive sessions, as chaired by the Board Chair, generally occur around regularly scheduled meetings of the Board. For more information regarding the Board and other corporate governance procedures, see “Corporate Governance.” For information on how you can communicate with the Company’s non-management directors, see “Communicating with the Board.”
Audit Committee.  The Audit Committee is responsible for providing independent, objective oversight and review of our auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of our internal audit function. In addition, the Audit Committee is responsible for (1) selecting our independent registered public accounting firm, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our independent registered public accounting firm, and our internal audit function and compliance with relevant legal and regulatory requirements, (4) annually reviewing our independent registered public accounting firm’s report describing the auditing firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases and any financial information or earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately and periodically, with management, internal auditors and the independent registered public accounting firm, (9) reviewing with the independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) handling such other matters that are specifically delegated to the Audit Committee by applicable law or regulation or by the Board from time to time, and (12) reporting regularly to the full Board. The Audit Committee’s charter reflects such responsibilities and is available on the Company’s website, www.horizonglobal.com, in the Corporate Governance subsection of the Investor Relations section.
Each of the directors on the Audit Committee is financially literate. The Board has determined that each of Messrs. DeVore and Siebert, and Ms. Straub qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and that each member on the Audit Committee has the accounting and related financial management expertise required by the NYSE listing standards and that each is “independent” from management in accordance with NYSE listing standards and the Company’s Governance Guidelines.
Compensation Committee. The Compensation Committee is responsible for monitoring and administering our compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards and bonus incentive awards for the Chief Executive Officer and other executive officers, and such other matters that are specifically delegated to the Compensation Committee by applicable law or regulation, or by the Board from time to time. All of the members of our Compensation Committee are expected to be independent under the rules of NYSE and Rule 10C-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee’s duties include, among other things, (1) reviewing and approving our overall executive and director compensation philosophy and the executive and director compensation programs to support our overall business strategy and objectives, (2) overseeing the management continuity and succession planning process (except as otherwise within the scope of the Governance Committee) with respect to our officers, and (3) preparing any report on executive compensation required by the applicable rules and regulations of the SEC and other regulatory bodies. For more information, including the role of executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Executive Compensation.”
The Compensation Committee’s charter reflects such responsibilities and is available on the Company’s website, www.horizonglobal.com, in the Corporate Governance subsection of the Investor Relations section. Under the charter, the Compensation Committee may delegate any of its responsibilities, subject to applicable law, to subcommittees or other committees appointed by the Board. Under the Company’s effective equity plan, the Compensation Committee may delegate its authority thereunder, subject to applicable law, to subcommittees, may delegate administrative duties and powers to Compensation Committee members, Company officers or Company agents or advisors, and may delegate on a limited basis the ability to grant plan awards to certain employees to one or more officers of the Company. The Board has determined that each of the members of the Compensation Committee is “independent” from management in accordance with NYSE listing standards (including those standards particular to Compensation Committee membership) and the Company’s Governance Guidelines.
Corporate Governance and Nominating Committee. The Governance Committee is responsible for identifying and nominating individuals qualified to serve as board members and recommending directors for each board committee. The Board has determined that all of the members of the Governance Committee are independent under the rules of NYSE. Generally, the Governance Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.
In recommending candidates to the Board, the Governance Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Governance Committee believe that it is essential that the Board members represent diverse viewpoints. As required by the NYSE, SEC or such other applicable regulatory requirements, a majority of the Board will be comprised of independent directors.
The Governance Committee does not solicit director nominations, but will consider recommendations by stockholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company’s bylaws. The Governance Committee will evaluate nominees recommended by stockholders against the same criteria as other director nominees. The Company did not receive any nominations of directors by stockholders for the Annual Meeting. See “How and when may I submit a stockholder proposal or director nomination for the 2019 Annual Meeting of Stockholders?” for more information.
Mr. Roberts and Ms. Straub were recommended as a director to the Governance Committee by a third party search firm.
The Governance Committee’s charter reflects such responsibilities and is available on the Company’s website, www.horizonglobal.com, in the Corporate Governance subsection of the Investor Relations section.
Compensation Committee Interlocks and Insider Participation. During 2017, our Compensation Committee consisted of Messrs. Kunselman, Dauch, DeVore, Siebert, Valenti, and Ms. Ilitch. None of these individuals is or has ever been an officer or employee of the Company or any of our subsidiaries. None of our executive officers currently serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
Retirement Age; Term Limits. The Governance Guidelines provide that a director is expected to submit his or her resignation from the Board at the first annual meeting of stockholders following the director’s 75th birthday. The Board may accept or reject such resignation in its discretion after consultation with the Governance Committee. The Board has not established term limits for the directors. The Governance Guidelines are available on the Company’s website, www.horizonglobal.com, in the Corporate Governance subsection of the Investor Relations section.
Assessment of Board and Committee Performance. The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of the Board and committee self-assessments are discussed with the Board and each Committee, respectively.
DIRECTOR COMPENSATION
The Compensation Committee is responsible for reviewing director compensation and making recommendations to the Board with respect to that compensation, as appropriate. The Compensation Committee and Board believe that directors should receive a mix of cash and equity over their tenure. The combination of cash and equity compensation is intended to provide incentives for directors to continue to serve on the Board and to attract new directors with outstanding qualifications. Mr. Roberts and Ms.

Straub were appointed to the Board on March 6, 2018 and, as independent directors, will receive compensation in the same manner as the Company’s other independent directors.
Annual Cash Retainer and Meeting Fees. Each independent director is paid an annual cash retainer of $80,000. The chair of the Board and the chairs of each of the Audit, Compensation and Governance Committees are paid an additional annual cash retainer in the amounts of $50,000, $15,000, $10,000 and $5,000, respectively. The annual cash retainers described above will be prorated to reflect any partial year of service. Additionally, each director is paid $1,000 per Board or committee meeting attended. Directors who are also employees of the Company are not paid any additional compensation for serving as directors.
Equity Compensation. As part of the independent directors’ annual compensation package, each independent director receives an annual grant of restricted stock units with a grant date fair market value of $80,000, with each grant generally subject to such director’s continued service on the Board, and a vesting period of one year. Directors who are also employees of the Company do not receive any additional equity compensation for serving as directors.
Director Stock Ownership. We have established stock ownership guidelines for our independent directors to more closely align their interests with those of the Company’s stockholders. Under these guidelines, our independent directors are required to own, within five years after initial election to the Board as an independent director, shares of Company stock having a value equal to or greater than three times their annual cash retainer (excluding any additional retainers for Board and committee chair service). Unrestricted stock, time-based restricted stock, time-based restricted stock units and vested in-the-money options are (or would be) counted toward fulfillment of this ownership requirement. New independent directors will have five years from the time they are elected to the Board to meet the stock ownership guidelines. Compliance under these guidelines for independent directors’ stock ownership requirements will be required by July 1, 2020 at the earliest. If an independent director does not meet the stock ownership guidelines, the Compensation Committee may consider such fact when determining the grant of future equity awards to such director.
Indemnification. The Company has entered into indemnification agreements with each of its directors. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.
Other. The Company reimburses all directors for expenses incurred when attending Board and committee meetings. The Company does not provide any perquisites to directors.

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Denise Ilitch	$152,000	$80,000	$232,000
David C. Dauch	$98,000	$80,000	$178,000
Richard L. DeVore	$117,000	$80,000	$197,000
Scott G. Kunselman	$111,000	$80,000	$191,000
Richard D. Siebert	$101,000	$80,000	$181,000
Samuel Valenti III	$102,000	$80,000	$182,000
_______________________________________

(1)
The amounts in this column reflect the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) of the restricted stock unit awards made to our non-employee directors during 2017. Ms. Ilitch and Messrs. Dauch, DeVore, Kunselman, Siebert and Valenti each received 5,571 restricted stock units effective on July 1, 2017. These awards were granted under the Company’s Amended and Restated 2015 Equity and Incentive Compensation Plan and vest on July 1, 2018, generally subject to a service requirement.

The table below sets forth as to each non-employee director the aggregate number of restricted stock units outstanding as of December 31, 2017:

Name	Restricted Stock Unit Awards
Denise Ilitch	5,571
David C. Dauch	5,571
Richard L. DeVore	5,571
Scott G. Kunselman	5,571
Richard D. Siebert	5,571
Samuel Valenti III	5,571
Corporate Governance
The Board has adopted Governance Guidelines. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.
The Spirit and The Letter. Effective as of July 1, 2015, the Board adopted the Company’s code of conduct, titled “The Spirit and The Letter,” that applies to all directors and employees, including the Company’s principal executive officer, principal financial officer, and other persons performing similar executive management functions. The Spirit and The Letter is posted on the Company’s website, www.horizonglobal.com, in the Corporate Governance subsection of the Investor Relations section. All amendments to The Spirit and The Letter, if any, will be also posted on the Company’s website, along with all waivers, if any, of The Spirit and The Letter involving senior officers.
A copy of the Company’s committee charters, Governance Guidelines and The Spirit and The Letter will be sent to any stockholder, without charge, upon written request sent to the Company’s executive offices: Horizon Global Corporation, Attention: General Counsel, Chief Compliance Officer and Corporate Secretary, 2600 West Big Beaver Road, Suite 555, Troy, Michigan 48084.
Communicating with the Board
Any stockholder or interested party who desires to communicate with the Board or any specific director, including the Chair, non-management directors or committee members, may write to: Horizon Global Corporation, Attention: Board of Directors, 2600 West Big Beaver Road, Suite 555, Troy, Michigan 48084.
Depending on the subject matter of the communication, management will:

▪	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chair of the Audit Committee will be forwarded unopened directly to the Board Chair);

▪
attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g., the communication is a request for information about the Company or is a stock-related matter; or

▪	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

To submit concerns regarding accounting matters, stockholders, employees and other interested persons may also call the Company’s applicable toll free, hotline number (for US callers: (844) 472-2428) published at www.horizonglobal.com in the Corporate Governance subsection of the Investor Relations - Compliance section, in the document entitled “Reporting a Concern.” Concerns may be expressed on a confidential and anonymous basis.
Communications made through the hotline are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee engages the Company’s independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding as determined by the Audit Committee from the Company for such advice and assistance.
The Company’s management is primarily responsible for the Company’s internal control and financial reporting process. The Company’s independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing opinions on the conformity of reporting those audited financial statements with United States generally accepted accounting principles. The Audit Committee monitors the Company’s financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with the Company’s management;

2.	The Audit Committee has discussed with Deloitte the matters required to be discussed by Auditing Standard 1301;

3.
The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte the independence of that firm; and

4.
Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

The Audit Committee Richard L. DeVore (Chair) Denise Ilitch Scott G. Kunselman Richard D. Siebert Samuel Valenti III

PROPOSAL 2 - TO APPROVE AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO IMPLEMENT A DECLASSIFIED BOARD OF DIRECTORS

THE COMPANY’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO IMPLEMENT A DECLASSIFIED BOARD OF DIRECTORS.

General
Article VI, Section 6.1 of our Certificate of Incorporation currently provides for a classified board structure, pursuant to which the Board is divided into three classes (Class I, Class II and Class III) and directors are elected to staggered three-year terms with members of one of the three classes elected every year. As part of our commitment to effective governance practices, however, our management and Board undertook a review of current corporate governance trends and considered the view held by many institutional stockholders that a classified board structure has the potential effect of reducing the accountability of directors. After careful consideration, the Board, upon the recommendation of the Governance Committee, unanimously approved, and recommends that our stockholders approve, amendments to our Certificate of Incorporation that, if adopted, would eliminate the classified structure of the Board over a three-year period and allow for removal of directors with or without cause by a majority of the stockholders. The phasing in of annual elections of directors over a three-year period is designed to ensure a smooth transition to a system of annual elections of all of our directors.
Summary of Principal Changes
If this proposal is adopted, Article VI, Section 6.1 of our Certificate of Incorporation will be amended to provide that all director nominees standing for election at or after the 2021 Annual Meeting of Stockholders will be elected to a one-year term. Directors elected at or prior to the Annual Meeting will continue to serve for the full three-year term for which they were elected. At the Annual Meeting, directors whose terms expire at that meeting will be elected to a three-year term. At the 2019 Annual Meeting of Stockholders, directors whose terms expire at that meeting will be elected to a two-year term. At the 2020 Annual Meeting of Stockholders, directors whose terms expire at that meeting will be elected to a one-year term. As a result, beginning at the 2021 Annual Meeting of Stockholders, and at each annual meeting thereafter, all directors will stand for election annually. Directors elected to fill any vacancy on the Board or to fill newly created director positions resulting from an increase in the number of directors would serve the remainder of the term of that position.
In addition, if this proposal is adopted, Article VI, Section 6.3 of our Certificate of Incorporation will be amended to provide that a director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the voting power of the Company’s outstanding stock entitled to vote in the election of directors, voting together as a single class; provided, however, that so long as the Board is classified, a director may only be removed by our stockholders for cause.
This description of the proposed amendments to our Certificate of Incorporation is only a summary of those amendments and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Certificate of Incorporation, as proposed to be amended, a copy of which is attached to this proxy statement as Appendix A. If adopted, the amendments to the Certificate of Incorporation will become effective upon filing of the amended Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur promptly following the stockholder vote.
Vote Required for Approval
The approval of amendments to the Company’s Certificate of Incorporation to implement a declassified Board requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote on the matter. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the matter. Broker non-votes will have the same effect as a vote against the matter. Proxies submitted pursuant to this solicitation will be voted “FOR” the approval of amendments to the Company’s Certificate of Incorporation to implement a declassified Board, unless specified otherwise.

PROPOSAL 3 - TO APPROVE THE HORIZON GLOBAL CORPORATION AMENDED AND RESTATED 2015 EQUITY AND INCENTIVE COMPENSATION PLAN

THE COMPANY’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE HORIZON GLOBAL CORPORATION AMENDED AND RESTATED 2015 EQUITY AND INCENTIVE COMPENSATION PLAN.

General
On June 10, 2015, TriMas Corporation, as our sole stockholder at the time, approved the Horizon Global Corporation 2015 Equity and Incentive Compensation Plan (the “2015 Plan”) in anticipation of our spin-off as an independent, publicly traded company. On March 8, 2016, upon recommendation by the Compensation Committee, the Board unanimously approved and adopted, subject to the approval of our stockholders, the Horizon Global Corporation Amended and Restated 2015 Equity and Incentive Compensation Plan (the “Amended 2015 Plan”), and our stockholders approved the Amended 2015 Plan at the 2016 Annual Meeting of Stockholders.
On February 14, 2018, upon recommendation by the Compensation Committee, our Board unanimously approved and adopted, subject to the approval of our stockholders at the Annual Meeting, a further amendment and restatement, in its entirety, of the Amended 2015 Plan (the “Second Amended 2015 Plan”). The Second Amended 2015 Plan continues to afford the Compensation Committee the flexibility to design equity-based compensatory awards that are responsive to the Company’s business needs and authorizes a variety of awards designed to advance the interests and long-term success of the Company.
The Second Amended 2015 Plan amends and restates in its entirety the Amended 2015 Plan. If the Second Amended 2015 Plan is approved by stockholders at the Annual Meeting, it will be effective as of the date of the Annual Meeting. However, to clarify: the terms and conditions of the Second Amended 2015 Plan, to the extent they differ from the terms and conditions of either the 2015 Plan or the Amended 2015 Plan, do not apply to or otherwise impact previously granted or outstanding awards under the 2015 Plan or the Amended 2015 Plan, as applicable. Outstanding awards under the 2015 Plan and the Amended 2015 Plan will continue in effect in accordance with their terms. If the Second Amended 2015 Plan is not approved by our stockholders, no awards will be made under the Second Amended 2015 Plan, and the Amended 2015 Plan will remain in effect.
Our principal reason for amending and restating the Amended 2015 Plan is to increase the number of shares of Common Stock available for issuance. The Second Amended 2015 Plan will increase the maximum number of shares available for awards from 2,000,000 to 4,350,000, an increase of 2,350,000 shares (or 9.4% of our outstanding Common Stock as of March 5, 2018).
While the primary purpose of amending and restating the Amended 2015 Plan is to permit an increase in the shares available for awards under the Amended 2015 Plan, the Company is also proposing to make certain substantive changes from the Amended 2015 Plan to, as further described below to the extent material, in addition to certain other conforming and non-substantive changes:

▪	extend the term of the plan document;

▪	clarify some of the share counting mechanics;

▪	clarify the minimum vesting provisions of the plan document;

▪	revise the non-employee director compensation limit included in the plan document;

▪	provide additional discretion to the Compensation Committee for treating outstanding awards in the event of a change in control;

▪	revise certain provisions regarding the payment of dividends and dividend equivalents; and

▪	clarify the plan amendment provisions.
Why We Believe You Should Vote for Proposal 3
The Second Amended 2015 Plan authorizes our Compensation Committee to provide cash awards and equity-based compensation in the form of options, appreciation rights, restricted stock, restricted stock units, performance shares, performance units, dividend equivalents and other awards that may be denominated or payable in, based on or related to shares of Common Stock, for the purpose of providing our non-employee directors, officers and other employees (and those of our subsidiaries), and certain non-employees who perform employee functions, incentives and rewards for performance. Some of the key features of the Second Amended 2015 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.
The use of Common Stock as part of our compensation program is important because it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe equity compensation provides additional motivation for directors and employees to create stockholder value because the value such individuals realize from their equity compensation is based on our stock price performance. Equity compensation also aligns the compensation interests of our directors and employees with the investment interests of our stockholders and promotes a focus on long-term value creation, because our equity compensation awards are subject to vesting and/or performance criteria.
As of March 5, 2018, 255,335 shares of Common Stock remained available for issuance under the Amended 2015 Plan. If the Second Amended 2015 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align compensation interests with the investment interests of our stockholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized if reinvested in our businesses or returned to our stockholders.
The following includes aggregated information regarding the overhang and dilution associated with the Amended 2015 Plan and the potential dilution associated with the Second Amended 2015 Plan. This information is as of March 5, 2018. As of that date, there were approximately 25,009,582 shares of Common Stock outstanding.
Under the Amended 2015 Plan

▪
Outstanding full-value awards (restricted stock, time-based restricted stock units, and performance-based stock units, based on maximum performance): 1,082,417 shares (4.33% of our outstanding Common Stock);

▪	Outstanding options: 332,497 shares (1.33% of our outstanding Common Stock) (outstanding options have an average exercise price of $10.38 and an average remaining term of 7.6 years);

▪	Total shares of Common Stock subject to outstanding awards, as described above (full-value awards and options): 1,414,914 shares (5.66% of our outstanding Common Stock);

▪	Total shares of Common Stock available for future awards under the Amended 2015 Plan: 255,335 shares (1.02% of our outstanding Common Stock); and

▪
The total number of shares of Common Stock subject to outstanding awards (1,414,914 shares), plus the total number of shares available for future awards, under the Amended 2015 Plan (255,335 shares), represents a current overhang percentage of 6.68% (in other words, the potential dilution of our stockholders represented by the Amended 2015 Plan).

Under the Second Amended 2015 Plan

▪
Proposed additional shares of Common Stock available for future awards under the Second Amended 2015 Plan: 2,350,000 shares (9.4% of our outstanding Common Stock - this percentage reflects the simple dilution of our stockholders that would occur if the Second Amended 2015 Plan is approved).

Total potential overhang or dilution under the Second Amended 2015 Plan

▪
The total shares of Common Stock subject to outstanding awards as of March 5, 2018 (1,414,914 shares), plus the total shares of Common Stock available for future awards under the Amended 2015 Plan as of that date (255,335 shares), plus the proposed additional shares available for future issuance under the Second Amended 2015 Plan (2,350,000 shares), represent a total fully-diluted overhang of 4,020,249 shares (16.07%) under the Second Amended 2015 Plan.

Based on the closing price on the NYSE for our Common Stock on March 5, 2018 of $9.48 per share, the aggregate market value as of March 5, 2018 of the 2,350,000 additional shares of Common Stock requested under the Second Amended 2015 Plan was $22,278,000.
In 2015, 2016 and 2017, we granted awards under the 2015 Plan or Amended 2015 Plan covering 668,018 shares, 536,343 shares, and 258,288 shares, respectively. Approximately 35.68% of the awards granted in 2015 were “replacement awards,” granted as a result of the adjustment of certain awards outstanding under TriMas Corporation’s equity plan at the time of the spin-off. Based on our basic weighted average shares of Common Stock outstanding for those three years of 18,064,491, 18,775,500, and 24,781,349, respectively, for the three-year period 2015-2017, our average burn rate, not taking into account forfeitures, was 2.53% (our individual years’ burn rates were 3.70% for 2015, 2.86% for 2016, and 1.04% for 2017).
In determining the number of shares to request for approval under the Second Amended 2015 Plan, our management team worked with the Compensation Committee and Meridian Compensation Partners, LLC to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Second Amended 2015 Plan.
If the Second Amended 2015 Plan is approved, we intend to utilize the shares authorized under the Second Amended 2015 Plan to continue our practice of incentivizing key individuals through annual equity grants. We currently anticipate that the shares requested in connection with the approval of the Second Amended 2015 Plan combined with the shares available for future awards will last for approximately 3 years, based on our recent grant rates and the approximate current share price, but could last for a shorter period of time if actual practice does not match recent rates or our share price changes materially. We recognize that equity compensation awards dilute stockholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, as well as responsible and mindful of stockholder interests, as described above.
As noted below, our Compensation Committee retains full discretion under the Second Amended 2015 Plan to determine the number and amount of awards to be granted under the Second Amended 2015 Plan, subject to the terms of the Second Amended 2015 Plan, and future benefits that may be received by recipients under the Second Amended 2015 Plan are not determinable at this time.
The actual text of the Second Amended 2015 Plan is attached to this proxy statement as Appendix B. The following description of the Second Amended 2015 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix B.
Summary of Material Changes from Amended 2015 Plan
Increase in shares Available for Awards. The Second Amended 2015 Plan increases the number of shares available for awards by 2,350,000 shares to a total of 4,350,000 shares.
Extension of Term. The Second Amended 2015 Plan extends the term under which awards may be granted until the tenth anniversary of the date stockholders approve the Second Amended 2015 Plan.
Revision of Director Compensation Limit. The Second Amended 2015 Plan revises the non-employee director compensation limit so that, subject to adjustment as provided in the plan, no non-employee director will be granted compensation, in any one calendar year, having an aggregate maximum value at the date of grant (calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $500,000. The comparable limit in the Amended 2015 Plan applied only to awards granted under such plan.
Clarification of Minimum Vesting Provisions. The Second Amended 2015 Plan clarifies that (1) the applicable one-year minimum vesting and performance periods under the Second Amended 2015 Plan generally apply to any portion of an award (that is, all portions of an award that vests on a ratable basis are generally subject to the minimum vesting requirements) and (2) the minimum vesting periods under the plan do not limit the discretionary vesting authority of the Compensation Committee or the ability of the Compensation Committee to design or operate awards that vest sooner on certain events (including retirement, death or disability, or a change in control).
Expansion of Change in Control Acceleration or Continued Vesting Treatment Provision. The Amended 2015 Plan provides that the Compensation Committee may provide for accelerated vesting of awards in the event of a change in control only where a participant experiences a qualifying termination within a particular period of time after the change in control or where the award is not assumed or converted into a replacement award in connection with the change in control. The Second Amended 2015 Plan expands these provisions to give the Compensation Committee discretion to determine the treatment of awards in the event of a change in control rather than “hard wiring” such treatment into the plan document itself.
Revision to Certain Dividends and Dividends and Dividend Equivalents Provisions. The Amended 2015 Plan provides that dividends on restricted shares must be deferred and paid contingent on the earning of the underlying award only with respect to performance-based awards. The Second Amended 2015 Plan extends this requirement that dividends on restricted stock must be deferred and paid contingent on the earning of the underlying award to service-based restricted stock awards (not just performance-based awards), and applies this same requirement to dividends and dividend equivalents on restricted stock units and other awards granted under the Second Amended 2015 Plan.
Clarification of Amendment Provisions. The Second Amended 2015 Plan clarifies that the plan amendments that require stockholder approval (as enumerated in the plan document) are included for purposes of applicable stock exchange rules and do not prohibit equitable antidilution adjustments as provided for under the Second Amended 2015 Plan.
Section 162(m)
Section 162(m) of the Code generally disallows a deduction for certain compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) to the extent that compensation to a covered employee exceeds $1 million for such year. Compensation qualifying for a performance-based exception as “qualified performance-based compensation” under Section 162(m) of the Code has historically not been subject to the deduction limit if the compensation satisfies the requirements of Section 162(m) of the Code. This exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. The Second Amended 2015 Plan retains certain legacy provisions that were originally included in the 2015 Plan and/or Amended 2015 Plan to help potentially qualify awards granted under the 2015 Plan or the Amended 2015 Plan for the performance-based exception to the $1 million tax deductibility cap under Code Section 162(m) (provided that such awards were intended to qualify for the performance-based exception). To be clear, stockholders are not being asked to approve the Second Amended 2015 Plan (or any of its provisions) for purposes of Section 162(m) of the Code or the performance-based exception. Currently, the Company does not anticipate that it will be able to make any future grants under the Second Amended 2015 Plan that will be intended to qualify for the performance-based exception; thus, while those terms are described in this proposal, unless the transition relief described above should apply, the Company does not expect that such Code Section 162(m)-related provisions will be material or operable for purposes of future grants made under the Second Amended 2015 Plan.
Second Amended 2015 Plan Highlights
Administration. The Second Amended 2015 Plan will generally be administered by the Compensation Committee.
Reasonable Second Amended 2015 Plan Limits. Subject to adjustment as described in the Second Amended 2015 Plan, total awards under the Second Amended 2015 Plan are limited to 4,350,000 shares (2,000,000 of which were approved in 2015 and 2,350,000 of which are anticipated to be approved by the Company’s stockholders in 2018), plus any shares recycled into the Second Amended 2015 Plan as described below. These shares may be shares of original issuance or treasury shares or a combination of the two.
The Second Amended 2015 Plan also provides that, subject to adjustment as described in the Second Amended 2015 Plan:

▪
the aggregate number of shares of Common Stock actually issued or transferred upon the exercise of incentive stock options (“Incentive Stock Options” or “ISOs”), will not exceed 4,350,000 shares of Common Stock;

▪	no participant will be granted stock options and/or appreciation rights (“SARs”), in the aggregate, for more than 250,000 shares of Common Stock during any calendar year;

▪
no participant will be granted awards of restricted shares, restricted stock units, performance shares and/or other stock-based awards that are Qualified Performance-Based Awards, in the aggregate, for more than 500,000 shares of Common Stock during any calendar year;

▪
no participant in any calendar year will receive an award of performance units and/or other awards payable in cash (other than cash incentive awards) that are Qualified Performance-Based Awards, having an aggregate maximum value as of their respective grant dates in excess of $2,500,000;

▪	no participant in any calendar year will receive a cash incentive award that is a Qualified Performance-Based Award having an aggregate maximum value in excess of $5,000,000;

▪
no non-employee director will be granted, in any calendar year, compensation for such service having an aggregate maximum value (measured at the date of grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $500,000; and

▪
subject to the discretionary vesting provisions of the Second Amended 2015 Plan, up to 5% of the maximum number of shares of Common Stock available for awards under the Second Amended 2015 Plan may be used for awards under the Second Amended 2015 Plan that do not at grant comply with the applicable one-year minimum vesting or performance period requirements (further described below) applicable to such awards.

A “Qualified Performance-Based Award” is any cash incentive award or award of performance shares, performance units, restricted shares, restricted stock units, or Other Awards (as defined below), granted to certain “covered employees” (as defined in Section 162(m) of the Code) that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. We do not anticipate granting any future awards under the Second Amended 2015 Plan that will be designed to be Qualified Performance-Based Awards.
Allowances for Conversion Awards and Assumed Plans. Common Stock issued or transferred under awards granted under the Second Amended 2015 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted shares, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added back to) the aggregate share limit or other Second Amended 2015 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Second Amended 2015 Plan, under circumstances further described in the Second Amended 2015 Plan, but will not count against the aggregate share limit or other Second Amended 2015 Plan limits described above.
Limited Share Recycling Provisions. If any award granted under the Second Amended 2015 Plan is canceled or forfeited, expires or is settled for cash (in whole or in part), or is unearned (in whole or in part), the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the Second Amended 2015 Plan. The following shares of Common Stock will not be added (or added back, as applicable) to the aggregate share limit under the Second Amended 2015 Plan: (1) shares withheld by us in payment of the exercise price of an option; (2) shares tendered or otherwise used in payment of an option’s exercise price; (3) shares withheld or otherwise used to satisfy a tax withholding obligation with respect to stock options or SARs; and (4) shares that are repurchased by us with stock option proceeds. However, shares of Common Stock withheld or otherwise used to satisfy a tax withholding obligation with respect to awards other than stock options or SARs will be added (or added back) to the aggregate share limit (subject to certain limitations described in the Second Amended 2015 Plan). Further, all shares of Common Stock covered by SARs that are exercised and settled in shares, whether or not all shares of Common Stock covered by the SARs are actually issued to the participant upon exercise, will not be added back to the aggregate number of shares available under the Second Amended 2015 Plan. If a participant elects to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate number of shares available under the Second Amended 2015 Plan.
Minimum Vesting Periods/Double-Trigger Change in Control. The Second Amended 2015 Plan provides that, except for the discretionary acceleration provisions of the Second Amended 2015 Plan, and except for awards under which up to an aggregate of 5% of the maximum number of shares of Common Stock available under the Second Amended 2015 Plan may be granted:

▪
Time-based restrictions on stock options, SARs, restricted shares, restricted stock units and other share-based awards (or any portion of such awards) may not lapse solely by the passage of time sooner than after one year, unless the Compensation Committee specifically provides for those restrictions to lapse sooner, including (1) by virtue of the retirement, death or disability of a participant or (2) in the event of a change in control; and

▪
If restrictions on stock options, SARs, restricted shares, restricted stock units and other share-based awards lapse upon the achievement of management objectives, the applicable performance period with respect to any portion of the award must be at least one year, and the performance period for performance shares and performance units (or any portion thereof) must be at least one year, unless the Compensation Committee specifically provides for earlier lapse or modification, including by virtue of the retirement, death or disability of a participant or a change in control.

No Repricing Without Stockholder Approval. The repricing of options and SARs (outside of certain corporate transactions or adjustment events described in the Second Amended 2015 Plan) is prohibited without stockholder approval under the Second Amended 2015 Plan.
Control Definition. The Second Amended 2015 Plan includes a definition of “change in control,” which is set forth below.
Exercise or Base Price Limitations. The Second Amended 2015 Plan provides that, except with respect to converted, assumed or substituted awards as described in the Second Amended 2015 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of our Common Stock on the date of grant.
Summary of Other Material Terms of the Second Amended 2015 Plan
Administration. The Second Amended 2015 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board designated by the Board to administer the Second Amended 2015 Plan. References to the “Compensation Committee” in this Proposal 3 refer to the Compensation Committee or such other committee designated by the Board, as applicable. The Compensation Committee may from time to time delegate all or any part of its authority under the Second Amended 2015 Plan to any subcommittee thereof. Any interpretation, construction and determination by the Compensation Committee of any provision of the Second Amended 2015 Plan, or of any agreement, notification or document evidencing the grant of awards under the Second Amended 2015 Plan, will be final and conclusive. To the extent permitted by applicable law, the Compensation Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the Compensation Committee may by resolution, subject to certain restrictions set forth in the Second Amended 2015 Plan, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the Second Amended 2015 Plan, and (2) determine the size of such awards. However, the Compensation Committee may not delegate such responsibilities to officers for awards granted to certain employees who are subject to the reporting requirements of Section 16 of the Exchange Act or subject to Section 162(m) of the Code.
Eligibility. Any person who is selected by the Compensation Committee in its discretion to receive benefits under the Second Amended 2015 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the Second Amended 2015 Plan. In addition, certain persons who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), and non-employee directors of the Company, may also be selected by the Compensation Committee in its discretion to participate in the Second Amended 2015 Plan. As of March 5, 2018, there were approximately 38 employees, 9 non-employee directors and 0 other non-employees of the Company expected to participate in the Second Amended 2015 Plan. If an eligible person is selected by the Compensation Committee to receive an award under the Second Amended 2015 Plan, such person is not guaranteed to receive any future awards under the Second Amended 2015 Plan. The basis for participation in the Second Amended 2015 Plan by eligible persons is the selection of such persons by the Compensation Committee in its discretion.
Shares Available for Awards under the Second Amended 2015 Plan. Subject to adjustment as described in the Second Amended 2015 Plan, the number of shares of Common Stock available under the Second Amended 2015 Plan for awards of:

▪	Stock options or appreciation rights;

▪	Restricted shares;

▪	Restricted stock units;

▪	Performance shares or performance units;

▪	Other stock-based awards under the Second Amended 2015 Plan; or

▪	dividend equivalents paid with respect to awards under the Second Amended 2015 Plan;
will be, in the aggregate, 4,350,000 shares of Common Stock (2,000,000 of which were approved in 2015 and 2,350,000 of which are anticipated to be approved by the Company’s stockholders in 2018), plus any shares of Common Stock that become available under the Second Amended 2015 Plan as a result of forfeiture, cancellation, expiration, or cash settlement of awards (the “Available Shares”). The Available Shares may be shares of Common Stock of original issuance, treasury shares or a combination of the two.
Share Counting. The aggregate number of shares of Common Stock available under the Second Amended 2015 Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under the Second Amended 2015 Plan, subject to the share counting rules described above under “Second Amended 2015 Plan Highlights.”
Types of Awards Under the Second Amended 2015 Plan. Pursuant to the Second Amended 2015 Plan, the Company may grant stock options (including “incentive stock options” as defined in Section 422 of the Code (or “Incentive Stock Options”)), appreciation rights, restricted shares, restricted stock units, performance shares, performance units, cash incentive awards, and certain other awards based on or related to our Common Stock.
Generally, each grant of an award under the Second Amended 2015 Plan will be evidenced by an award agreement or agreements, or an Evidence of Award, which will contain such terms and provisions as the Compensation Committee may determine, consistent with the Second Amended 2015 Plan. A brief description of the types of awards which may be granted under the Second Amended 2015 Plan is set forth below.
Stock Options. A stock option is a right to purchase Common Stock upon exercise of the stock option. Stock options granted to an employee under the Second Amended 2015 Plan may consist of either an Incentive Stock Option, a non-qualified stock option that does not comply with those requirements, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, Incentive Stock Options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a share of Common Stock on the date of grant. The term of a stock option may not extend more than ten years after the date of grant.
Each grant of a stock option will specify the applicable terms of the stock option, including the number of shares of Common Stock subject to the stock option and the applicable vesting and forfeiture provisions. However, generally no portion of any grant of stock options may become exercisable sooner than after one year or a one-year performance period. Notwithstanding the minimum vesting provisions of the Second Amended 2015 Plan, a grant of stock options may provide for the earlier exercise of the stock options, including in the event of retirement, death or disability of the participant or in the event of a change in control of the Company.
Any grant of stock options may specify management objectives that must be achieved as a condition to the exercise of the stock options. However, we do not anticipate granting any future awards of stock options that will be designed to be Qualified Performance-Based Compensation. In addition, each grant will specify the form of consideration to be paid in satisfaction of the exercise price, which may include: (1) cash or check acceptable to the Company, or wire transfer of immediately available funds; (2) the actual or constructive transfer to the Company of Common Stock owned by the participant (or certain other consideration permitted under the Second Amended 2015 Plan) with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Compensation Committee, by a net exercise arrangement pursuant to which the Company will withhold Common Stock otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; and (5) such other methods as may be approved by the Compensation Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the Second Amended 2015 Plan may not provide for dividends or dividend equivalents. The exercise of a stock option will result in the cancellation on a share-for-share basis of any Tandem SAR (as described below).
Appreciation Rights. The Second Amended 2015 Plan provides for the grant of SARs, which may be granted as either Tandem SARs or Free-Standing SARs. A Tandem SAR is a SAR that is granted in tandem with a stock option or similar right. A Free-Standing SAR is a SAR that is not granted in tandem with a stock option or similar right. A SAR is a right, exercisable by the surrender of a related stock option (if a Tandem SAR) or by itself (if a Free-Standing SAR), to receive from us an amount equal to 100%, or such lesser percentage as the Compensation Committee may determine, of the spread between the base price (or option exercise price if a Tandem SAR) and the value of our Common Stock on the date of exercise. Tandem SARs may be granted at any time prior to the exercise or termination of the related stock options, but a Tandem SAR awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option.
Each grant of a SAR will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions. However, no portion of any grant of SARs may be exercisable sooner than after one year or a one-year performance period. Notwithstanding the minimum vesting provisions of the Second Amended 2015 Plan, a grant of SARs may provide for earlier exercise, including in the case of retirement, death or disability of the participant or in the event of a change in control of the Company. Any grant of SARs may specify management objectives that must be achieved as a condition of the exercise of such SARs. However, we do not anticipate granting any future awards of SARs that will be designed to be Qualified Performance-Based Awards. A SAR may be paid in cash, Common Stock or any combination of the two. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of appreciation rights held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a SAR may not be less than the fair market value of a share of Common Stock on the date of grant. The term of a SAR may not extend more than ten years from the date of grant.
Tandem SARs may be exercised only at a time when the related stock options are also exercisable and the spread (the excess of the fair market value of a share of Common Stock over the exercise price) is positive, by surrender of the related stock option for cancellation. SARs granted under the Second Amended 2015 Plan may not provide for dividends or dividend equivalents.
Restricted Shares. Restricted shares constitute an immediate transfer of the ownership of Common Stock to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Compensation Committee for a period of time determined by the Compensation Committee or until certain management objectives specified by the Compensation Committee are achieved. Each such grant or sale of restricted shares may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant. If the elimination of the restrictions is based solely on the passage of time, the period of time with respect to any portion of the grant of restricted shares will be no shorter than one year.
Any grant of restricted shares may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to the restricted shares, but, for restricted shares that vest upon the achievement of management objectives, the performance period with respect to any portion of the restricted shares must be at least one year. Any grant of restricted shares may require that any or all dividends or distributions paid on restricted shares that remain subject to a substantial risk of forfeiture be automatically deferred and reinvested in additional restricted shares, which may be subject to the same restrictions as the underlying restricted shares. However, dividends or other distributions on restricted shares will be deferred until and paid contingent upon the vesting of the related restricted shares. Each grant of restricted shares will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions.
Any grant or sale of restricted shares may provide for the earlier termination of restrictions on such restricted shares, including in the event of retirement, death or disability of the participant or a change in control of the Company, except in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control of the Company) where such early termination would cause the award to fail to so qualify. We do not anticipate granting any future awards of restricted shares that will be designed to be Qualified Performance-Based Awards.
Restricted Stock Units. Restricted stock units awarded under the Second Amended 2015 Plan constitute an agreement by the Company to deliver Common Stock, cash, or a combination thereof, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Compensation Committee may specify. Each grant or sale of restricted stock units may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our Common Stock on the date of grant. During the restriction period applicable to restricted stock units, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the shares of Common Stock underlying the restricted stock units and no right to vote them. Rights to dividend equivalents may be extended to and made part of any restricted stock unit award at the discretion of and on the terms determined by the Compensation Committee, on deferred and contingent basis, either in cash or in additional Common Stock, but dividend equivalents or other distributions on Common Stock under the restricted stock units will be deferred until and paid contingent upon the vesting of the related restricted stock units. Each grant of a restricted stock unit award will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions. Each grant of restricted stock units will specify that the amount payable with respect to such restricted stock units will be paid in cash, Common Stock, or a combination of the two.
If the restriction period applicable to any grant of restricted stock units lapses only by the passage of time, it will be no shorter (with respect to any portion of the award) than one year. If a grant of restricted stock units specifies that the restriction period will terminate only upon the achievement of management objectives or that the restricted stock units will be earned based on the achievement of management objectives, then the applicable performance period with respect to any portion of the restricted stock units must be at least one year. Any grant or sale of restricted stock units may provide for the earlier lapse or other modification of the restriction period, including in the event of retirement, death or disability of the participant or a change in control of the Company, except in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control of the Company) where such early lapse or modification would cause the award to fail to so qualify. We do not anticipate granting any future awards of restricted stock units that will be designed to be Qualified Performance-Based Awards.
Cash Incentive Awards, Performance Shares, and Performance Units. Performance shares, performance units and cash incentive awards may also be granted to participants under the Second Amended 2015 Plan. A performance share is a bookkeeping entry that records the equivalent of one share of Common Stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Compensation Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to cash incentive awards, being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control of the Company) where it would result in the loss of the otherwise available exemption under Section 162(m) of the Code. We do not anticipate granting any future awards of performance shares, performance units or cash incentive awards that will be designed to be Qualified Performance-Based Awards.
These awards, when granted under the Second Amended 2015 Plan, become payable to participants upon of the achievement of specified management objectives and upon such terms and conditions as the Compensation Committee determines at the time of grant. Each grant may specify with respect to the management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of performance shares or performance units, or the amount payable with respect to cash incentive awards, that will be earned if performance is at or above the minimum or threshold level, or is at or above the target level but falls short of maximum achievement. Each grant will specify the time and manner of payment of cash incentive awards, performance shares or performance units that have been earned, and any grant may further specify that any such amount may be paid or settled by the Company in cash, Common Stock, restricted shares, restricted stock units or any combination thereof. Any grant of performance shares may provide for the payment of dividend equivalents in cash or in additional Common Stock, subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid. Performance units granted under the Second Amended 2015 Plan may not provide for dividends or dividend equivalents thereon. Each grant of performance shares, performance units or cash incentive awards will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions.
The performance period with respect to a cash incentive award, performance share, or performance unit (and any portion of such awards) will be a period of time (not less than one year) determined by the Compensation Committee on the grant date. The performance period may be subject to earlier lapse or modification, including in the event of retirement, death or disability of the participant or a change in control of the Company. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control of the Company) where it would result in the loss of the otherwise available exemption under Section 162(m) of the Code.
Other Awards. The Compensation Committee may grant such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock or factors that may influence the value of such Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for Common Stock, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of the Common Stock or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of the Company. The terms and conditions of any such awards will be determined by the Compensation Committee. Common Stock delivered under an award in the nature of a purchase right granted under the Second Amended 2015 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, notes or other property, as the Compensation Committee determines.

In addition, the Compensation Committee may grant cash awards, as an element of or supplement to any other awards granted under the Second Amended 2015 Plan. The Compensation Committee may also grant Common Stock as a bonus, or may grant other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the Second Amended 2015 Plan or under other plans or compensatory arrangements, subject to terms determined by the Compensation Committee in a manner than complies with Section 409A of the Code. The Compensation Committee may, at or after the date of grant, authorize the payment of dividends or dividend equivalents on Other Awards on a deferred and contingent basis, either in cash or in additional shares of Common Stock.  However, dividend equivalents or other distributions on Common Stock underlying Other Awards will be deferred until and paid contingent upon the earning of such awards.
If the earning or vesting of, or elimination of restrictions applicable to, Other Awards is based only on the passage of time rather than the achievement of management objectives, the period of time will be no shorter than one year with respect to any portion of the award. If the earning or vesting of, or elimination of restrictions applicable to, Other Awards is based on the achievement of management objectives, the performance period must be at least one year with respect to any portion of such awards. Any grant of an Other Award may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, or disability of the participant or a change in control of the Company. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control of the Company) where it would result in the loss of the otherwise available exemption under Section 162(m) of the Code. We do not anticipate granting any future Other Awards that will be designed to be Qualified Performance-Based Awards.
Change in Control. The Second Amended 2015 Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Compensation Committee in any Evidence of Award, a change of control will be deemed to have occurred if: (1) a person or group becomes the beneficial owner of 35% or more of our then-outstanding Common Stock or the combined voting power of our then-outstanding securities entitled to vote generally in the election of directors, subject to certain exceptions; (2) individuals who constituted the Board cease for any reason to constitute at least a majority of the Board, unless their replacements are approved as described in the Second Amended 2015 Plan (subject to certain exceptions); (3) the Company closes a reorganization, merger, consolidation, significant sale of assets or other similar transaction resulting in a substantial change in its ownership or leadership, as further described in the Second Amended 2015 Plan; or (4) the Company’s stockholders approve its complete liquidation or dissolution.
Management Objectives; Qualified Performance-Based Awards. Legacy provisions retained in the Second Amended 2015 Plan permits the Company to grant both Qualified Performance-Based Awards and awards that are not intended to be Qualified Performance-Based Awards, and provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. We expect that all future performance-based awards will either not be intended to qualify, or will not be able to qualify, for the historical Code Section 162(m) performance-based exception (as Qualified Performance-Based Awards).
Management objectives are defined as the measurable performance objective or objectives established pursuant to the Second Amended 2015 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Compensation Committee, stock options, appreciation rights, restricted shares, restricted stock units, dividend equivalents or Other Awards. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its subsidiaries. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves.
Although we do not expect to design future performance-based awards to be Qualified Performance-Based Awards, under legacy provisions retained in the Second Amended 2015 Plan, the management objectives applicable to any Qualified Performance-Based Award to a covered employee must be based on one or more, or a combination, of the following metrics:

▪
Profits (e.g., gross profit, EBITDA, operating income, EBIT, EBT, net income, net sales, cost of sales, earnings per share, residual or economic earnings, inventory turnover, operating profit, economic profit - these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

▪
Cash Flow (e.g., free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, net cash provided by operating activities, net increase (or decrease) in cash and cash equivalents, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

▪	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

▪	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

▪	Profit Margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues);

▪	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

▪
Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, market capitalization, total return to stockholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

▪
Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, market share, geographic business expansion goals, cost targets, selling, general and administrative expenses, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, productivity, economic value added (or another measure of profitability that considers the cost of capital employed), product quality, sales of new products, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

Additionally, in the case of a Qualified Performance-Based Award, each such management objective must be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Compensation Committee and to the extent consistent with Section 162(m) of the Code, will exclude the effects of certain designated items identified at the time of grant. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Compensation Committee may in its discretion modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a change in control of the Company) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the management objectives or minimum acceptable level of achievement with respect to such covered employee.
Transferability of Awards. Except as otherwise provided by the Compensation Committee, no stock option, appreciation right, restricted share, restricted stock unit, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the Second Amended 2015 Plan may be transferred by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the Second Amended 2015 Plan be transferred for value. Except as otherwise determined by the Compensation Committee, stock options and appreciation rights will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.
The Compensation Committee may specify at the grant date that all or part of the shares of Common Stock that are subject to awards under the Second Amended 2015 Plan will be subject to further restrictions on transfer.
Adjustments; Corporate Transactions. The Compensation Committee will make or provide for such adjustments in the: (1) numbers of shares of Common Stock covered by outstanding stock options, appreciation rights, restricted shares, restricted stock units, performance shares and performance units granted under the Second Amended 2015 Plan; (2) if applicable, number of shares of Common Stock covered by Other Awards granted pursuant to the Second Amended 2015 Plan; (3) exercise price or base price provided in outstanding stock options and appreciation rights; (4) kind of shares covered thereby; (5) cash incentive awards; and (6) other award terms, as the Compensation Committee in its sole discretion in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (c) any other corporate transaction or event having an effect similar to any of the foregoing.
In the event of any such transaction or event, or in the event of a change in control of the Company, the Compensation Committee will provide in substitution for any or all outstanding awards under the Second Amended 2015 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or appreciation right with an exercise price greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Compensation Committee may in its discretion elect to cancel such stock option or appreciation right without any payment to the person holding such stock option or appreciation right. The Compensation Committee will make or provide for such adjustments to the numbers and kind of shares available for issuance under the Second Amended 2015 Plan and the share limits of the Second Amended 2015 Plan as the Compensation Committee in its sole discretion may in good faith determine to be appropriate in connection with such transaction or event. However, any adjustment to the limit on the number of shares of Common Stock that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify.
Prohibition of Repricing. Except in connection with certain corporate transactions or changes in the capital structure of the Company, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or appreciation rights, or (2) cancel outstanding stock options or appreciation rights in exchange for cash, Other Awards or stock options or appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or appreciation rights, as applicable, without stockholder approval. The Second Amended 2015 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and appreciation rights and that it may not be amended without approval by our stockholders.
Detrimental Activity and Recapture. Any Evidence of Award may provide for the cancellation or forfeiture and repayment to us of any award or gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service engages in any detrimental activity. In addition, any Evidence of Award may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Compensation Committee or under Section 10D of the Exchange Act and any applicable rules and regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Stock may be traded.
Grants to Non-U.S. Based Participants. In order to facilitate the making of any grant or combination of grants under the Second Amended 2015 Plan, the Compensation Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Compensation Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Second Amended 2015 Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements may include any provisions that are inconsistent with the terms of the Second Amended 2015 Plan as then in effect unless the Second Amended 2015 Plan could have been amended to eliminate such inconsistency without further approval by our stockholders.
Withholding. To the extent the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Second Amended 2015 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements, in the discretion of the Compensation Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of Common Stock, and such participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Compensation Committee, we will withhold shares of Common Stock having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the participant may elect, unless otherwise determined by the Compensation Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to us other shares of Common Stock held by such participant. The shares used for tax withholding will be valued at an amount equal to the market value of such shares of Common Stock on the date the benefit is to be included in participant’s income. In no event will the market value of the shares of Common Stock to be withheld and delivered pursuant to the Second Amended 2015 Plan to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants will also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of stock options.
No Right to Continued Employment. The Second Amended 2015 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.
Effective Date of the Second Amended 2015 Plan. The Second Amended 2015 Plan will be effective on the date it is approved by our stockholders. For clarification purposes, the terms and conditions of the Second Amended 2015 Plan, to the extent they differ from the terms and conditions of either the 2015 Plan or the Amended 2015 Plan, will not apply to or otherwise impact previously granted or outstanding awards under the 2015 Plan or the Amended 2015 Plan, as applicable.

Amendment and Termination of the Second Amended 2015 Plan. The Board generally may amend the Second Amended 2015 Plan from time to time in whole or in part. However, if any amendment, for purposes of applicable stock exchange rules and except as permitted under the adjustment provisions of the Second Amended 2015 Plan, (1) would materially increase the benefits accruing to participants under the Second Amended 2015 Plan, (2) would materially increase the number of shares which may be issued under the Second Amended 2015 Plan, (3) would materially modify the requirements for participation in the Second Amended 2015 Plan, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the NYSE, all as determined by the Board, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.
Further, subject to the Second Amended 2015 Plan’s prohibition on repricing, the Compensation Committee generally may amend the terms of any award prospectively or retroactively (except in the case of Qualified Performance-Based Award (other than in connection with the participant’s death or disability or a change in control of the Company) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code). Except in the case of certain adjustments permitted under the Second Amended 2015 Plan, no such amendment may be taken that would impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and Section 162(m) of Code and subject to certain other limitations set forth in the Second Amended 2015 Plan (and notwithstanding the Second Amended 2015 Plan’s minimum vesting requirements), including in the case of termination of employment due to death, disability or retirement, in the case of unforeseeable emergency or other special circumstances, or in the event of a change in control of the Company, the Compensation Committee may accelerate the vesting of certain awards granted under the Second Amended 2015 Plan (except that with respect to Qualified Performance-Based Awards, no such action may be taken if it would result in the loss of the otherwise available exemption of such award under Section 162(m) of the Code).
The Board may, in its discretion, terminate the Second Amended 2015 Plan at any time. Termination of the Second Amended 2015 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the Second Amended 2015 Plan on or after the tenth anniversary of the date it is approved by our stockholders, but all grants made prior to such date will continue in effect thereafter subject to the terms of the Second Amended 2015 Plan (or predecessor versions, as applicable).
Federal Income Tax Consequences
The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Second Amended 2015 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Second Amended 2015 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.
Tax Consequences to Participants
Restricted Shares. The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.
Performance Shares, Performance Units and Cash Incentive Awards. No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted Common Stock received.
Nonqualified Stock Options. In general:

▪	no income will be recognized by an optionee at the time a non-qualified stock option is granted;

▪
at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

▪
at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. If shares of Common Stock are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
If shares of Common Stock acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
Appreciation Rights. No income will be recognized by a participant in connection with the grant of an appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Stock received on the exercise.
Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.
Tax Consequents to the Company or its Subsidiaries
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. We do not expect to design any future awards so that they will qualify as Qualified Performance-Based Compensation.
New Plan Benefits
It is not possible to determine specific amounts and types of awards that may be awarded in the future under the Second Amended 2015 Plan because the grant and actual settlement of awards under the Second Amended 2015 Plan are subject to the discretion of the plan administrators.
The following table shows, as to each named executive officer and the various indicated groups, the aggregate number of stock option awards under the 2015 Plan and Amended 2015 Plan from inception through March 5, 2018:

Name	Number of Options Granted
Named Executive Officers:
Mark Zeffiro, President and Chief Executive Officer	181,607
David Rice, Chief Financial Officer	26,507
Jay Goldbaum, General Counsel, Chief Compliance Officer, and Corporate Secretary	9,283
All current executive officers as a group	217,397
All current non-employee directors as a group	—
Each nominee for election as a director	—
Each associate of any of the foregoing	—
Each other person who received at least 5% of all options granted	—
All employees, excluding current executive officers	144,980
Registration with SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of the additional shares under the Second Amended 2015 Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the Second Amended 2015 Plan by our stockholders.

Vote Required for Approval
The approval of the Second Amended 2015 Plan requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and entitled to vote on the matter, provided that a quorum of at least a majority of the outstanding shares are present or represented at the meeting. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the matter. Broker non-votes will have no effect on the outcome of the matter. Proxies submitted pursuant to this solicitation will be voted “FOR” the approval of the Second Amended 2015 Plan, unless specified otherwise.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE COMPANY’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

The Audit Committee has appointed Deloitte as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2018. Deloitte was engaged as our independent registered public accounting firm for the fiscal year ended December 31, 2017. Representatives of Deloitte are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, make a statement.
The appointment of Deloitte as the independent registered public accounting firm for the Company is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote on the matter, provided that a quorum of at least a majority of the outstanding shares are present or represented at the meeting. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the matter. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, unless specified otherwise.
Fees Paid to Independent Auditor
The following table presents fees billed by Deloitte for professional audit services rendered related to the audits of the Company’s annual financial statements for the years ended December 31, 2017 and 2016.

	2017	2016
Audit Fees	$1,510,000	$1,315,000
Audit-related Fees	200,000	196,000
Tax Fees	—	15,000
All Other Fees	5,000	5,000
Total	$1,715,000	$1,531,000
Audit and Audit-Related Fees
Audit fees include fees for the audit of the annual consolidated financial statements, reviews of quarterly consolidated financial statements, statutory audits and consents. Audit-related fees for 2017 related primarily to procedures performed in connection with the issuance of a registration statement. Audit-related fees for 2016 related primarily to consultations and due diligence procedures performed in connection with business acquisitions.
Other Fees
Other fees for 2017 relate to a subscription for technical content.
We have been advised by Deloitte that neither the firm nor any member of the firm has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee’s pre-approval is required for all audit and non-audit services provided by the independent registered public accounting firm.
On an ongoing basis, management communicates specific projects and categories of service for which it wishes to engage the independent registered public accounting firm. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All of the services provided by Deloitte, our independent auditor in 2017, including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee.
Vote Required for Approval
The affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter will be necessary to ratify the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, provided that a quorum is present. Abstentions will have the same effect as a vote against the matter. Although stockholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS
The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by:

▪	each person known by us to beneficially own more than 5% of the Common Stock;

▪	each of the Company’s directors and director nominees;

▪	each of the named executive officers (“NEOs”); and

▪	all of the Company’s directors and executive officers as a group.
The percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares, (1) voting power, which includes the power to vote or to direct the voting of the security, (2) investment power, which includes the power to dispose of or to direct the disposition of the security, or (3) rights to acquire Common Stock that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of the Record Date. Except as indicated in the footnotes to this table, each beneficial owner named in the following table has sole voting and sole investment power with respect to all shares beneficially owned. As of the Record Date, the Company had [XXXXX] shares outstanding.

Shares Beneficially Owned
Name and Beneficial Owner	Number	Percentage
T. Rowe Price Associates, Inc.(1) 100 E. Pratt Street, Baltimore MD 21202	1,786,612	7.1%
BlackRock, Inc.(2) 55 East 52nd Street, New York, NY 10055	1,546,801	6.2%
First Manhattan Co.(3) 399 Park Avenue, New York, NY 10022	1,398,589	5.6%
Spitfire Capital LLC(4) One Belvedere Place, Suite 200, Mill Valley, CA 94941	1,278,888	5.1%
Barclays PLC(5) 1 Churchill Place, London E14 5HP, England	1,252,891	5.0%
David C. Dauch		—%
Richard L. DeVore		—%
Jay Goldbaum(6)		—%
Denise Ilitch		—%
Scott G. Kunselman		—%
David G. Rice(6)		—%
David A. Roberts		—%
Richard D. Siebert		—%
Maximiliane C. Straub		—%
Samuel Valenti		—%
A. Mark Zeffiro(6)		—%
All executive officers and directors as a group (9 persons)(7)		—%
_______________________________________

(1)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 14, 2018 by T. Rowe Price Associates, Inc. (“T. Rowe Price”). As of December 31, 2017, T. Rowe Price had sole voting power with respect to 277,909 shares of Common Stock, and sole dispositive power with respect to 1,786,612 shares of Common Stock.

(2)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 1, 2018 by BlackRock, Inc. (“BlackRock”). As of December 31, 2017, BlackRock had sole voting power with respect to 1,518,015 shares of Common Stock, and sole dispositive power with respect to 1,546,801 shares of Common Stock

(3)
Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 9, 2018 by First Manhattan Co. (“First Manhattan”). As of December 31, 2017, First Manhattan had sole voting power with respect to 229,145 shares of Common Stock, shared voting power with respect to 1,087,074 shares of Common Stock, sole dispositive power with respect to 229,145 shares of Common Stock, and shared dispositive power with respect to 1,169,444 shares of Common Stock.

(4)
Information contained in the columns above and this footnote is based on a report on Schedule 13D filed with the SEC on February 2, 2018 by Spitfire Capital LLC (“Spitfire Capital”). As of December 31, 2017, Spitfire Capital had sole voting power with respect to 1,278,888 shares of Common Stock, and sole dispositive power with respect to 1,278,888 shares of Common Stock.

(5)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 14, 2018 by Barclays PLC (“Barclays”). As of December 31, 2017, Barclays had sole voting power with respect to 1,252,891 shares of Common Stock, and sole dispositive power with respect to 1,252,891 shares of Common Stock.

(6)	For each of Messrs. Goldbaum, Rice and Zeffiro, the number set forth in the table includes 7,417, 20,972 and 159,342 exercisable options, respectively.

(7)	Each director and NEO owns less than one percent of the outstanding shares of the Common Stock.
Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(2)) (c)
Equity compensation plans approved by security holders	920,960	$10.38	819,806
Equity compensation plans not approved by security holders	—	$—	—
________________________________________

(1)	The weighted-average exercise price relates to outstanding stock options only. The Company’s restricted stock unit awards have no exercise price.

(2)
As of December 31, 2017, includes 819,806 shares available for future issuance under the Amended 2015 Plan, all of which may be issued for awards other than stock options, restricted stock units or stock appreciation rights.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, officers and stockholders who beneficially own and greater than 10% of the Common Stock (if any) to file reports of beneficial ownership on Form 3 and changes in beneficial ownership with respect to our securities on Form 4 or 5 with the SEC and to furnish copies of these reports to us. We reviewed the filed reports and written representations from our directors, executive officers and stockholders who beneficially own greater than 10% of the Common Stock regarding the necessity of filing reports. We believe that all of our officers, directors and stockholders that beneficially own greater than 10% of the Common Stock complied with all applicable Section 16(a) filing requirements for 2017 with respect to the Company.
Executive Officers
Officers of the Company serve at the pleasure of the Board.

Name	Age	Title
A. Mark Zeffiro	51	President, Chief Executive Officer and Director
David G. Rice	54	Chief Financial Officer
Jay Goldbaum	36	General Counsel, Chief Compliance Officer and Corporate Secretary
A. Mark Zeffiro. Business experience provided under “Directors and Director Nominees.”
David G. Rice. Mr. Rice has served as our chief financial officer since June 30, 2015 in connection with the spin-off from TriMas. From January 14, 2015 through June 29, 2015, Mr. Rice served as vice president and a director of Horizon. Mr. Rice was previously division finance officer for TriMas’ subsidiary Cequent Performance Products, Inc. beginning in 2011. Prior to his appointment in 2011, Mr. Rice held various positions within TriMas, including group controller from 2005 to 2009 and vice president of corporate audit from 2009 to 2011. Before joining TriMas in 2005, Mr. Rice held divisional controller positions with GKN Sinter Metals, a leading supplier of powdered metal precision components, from 2004 to 2005, and Mueller Industries, Inc., a manufacturer and distributor of copper, brass, aluminum and plastic fittings, valves and related tubular flow control and industrial products, from 1998 to 2004. Mr. Rice held positions of increasing financial leadership at The Woodbridge Group from 1994 to 1998, a company offering urethane and bead foam technologies to the automotive and commercial vehicle industries and other business sectors. Mr. Rice began his career in public accounting with Coopers and Lybrand and brings over 30 years of accounting and financial leadership, mergers and acquisitions and management of international operations experience.
Jay Goldbaum. Mr. Goldbaum was named our general counsel effective November 13, 2017 and continues as chief compliance officer and corporate secretary. Mr. Goldbaum served as legal director, chief compliance officer and corporate secretary since June 30, 2015 in connection with the spin-off from TriMas. From January 14, 2015 through June 29, 2015, Mr. Goldbaum served as vice president, corporate secretary and a director of Horizon. Mr. Goldbaum was previously associate general counsel-commercial law for TriMas beginning in January 2014. Mr. Goldbaum joined TriMas in January 2012 and held the position of legal counsel. Before joining TriMas, Mr. Goldbaum was an associate in the corporate and litigation practice groups at the law firm of Jaffe, Raitt, Heuer & Weiss, P.C. from September 2007 to August 2011.
TRANSACTIONS WITH RELATED PERSONS
Policy for Review, Approval or Ratification of Transactions with Related Parties
Pursuant to its written charter, the Audit Committee is responsible for reviewing reports and disclosures of insider and affiliated party transactions and monitoring compliance with The Spirit and The Letter, which requires employees to disclose in writing any outside activities, financial interests, relationships or other situations that do or may involve a conflict of interest or that present the appearance of impropriety.
Pursuant to the written charter of the Governance Committee and the written Governance Guidelines, members of the Board must properly notify the President and Chief Executive Officer and the Chair of the Governance Committee if any actual or potential conflict of interest arises between the Board and such member. After notification, the Board will evaluate and resolve the matter in our best interest upon recommendation of the Governance Committee.
It is also our policy that the Audit Committee review and approve all transactions (other than those that are de minimis in nature) in which we participate and in which any related person has or will have a direct or indirect material interest. In reviewing and approving such transactions, the Audit Committee obtains all information it believes to be relevant to a review and approval of the transaction. After consideration of the relevant information, the Audit Committee approves only those related person transactions that are determined not to be inconsistent with our best interests.
EXECUTIVE COMPENSATION
Introduction
As an emerging growth company under the Jumpstart Our Business Startups (JOBS) Act of 2012, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” which rules require compensation disclosure for our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer) serving as executive officers at the end of the fiscal year. This section provides information about the executive compensation program in place for the Company’s 2017 named executive officers (or NEOs), who are:

▪	A. Mark Zeffiro - President and Chief Executive Officer;

▪	David G. Rice - Chief Financial Officer; and

▪	Jay Goldbaum - General Counsel, Chief Compliance Officer and Corporate Secretary.
The information provided for 2015 reflects compensation earned at TriMas prior to our spin-off from TriMas as an independent, publicly traded company (up to immediately prior to the spin-off) and the Company (immediately following the spin-off through the end of 2015). The spin-off date was July 1, 2015. All 2016 and 2017 executive compensation decisions for our NEOs were made or overseen by the Compensation Committee.

2017 Summary Compensation Table
The following table sets forth compensation information for 2015, 2016 and 2017 for our NEOs:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($)(1)	($)	($)(2)	($)(3)	($)
A. Mark Zeffiro, President and Chief Executive Officer	2017	650,000	0	770,980	—	0	131,288	1,552,268
	2016	600,000	600,000	1,190,700	262,500	957,000	128,902	3,739,102
	2015	536,335	0	1,476,204	481,771	599,200	112,950	3,206,460
David G. Rice, Chief Financial Officer	2017	310,000	0	189,121	—	0	69,090	568,211
	2016	290,000	200,000	195,750	65,250	258,390	67,797	1,077,187
	2015	264,819	50,000	224,371	41,603	146,800	35,292	762,885
Jay Goldbaum, General Counsel, Chief Compliance Officer and Corporate Secretary	2017	253,461	0	84,710	—	0	40,577	378,748
	2016	220,000	150,000	66,000	22,000	135,080	40,887	633,967
	2015	178,042	65,000	109,086	15,854	87,670	20,717	476,369
_______________________________

(1)
All 2017 awards in this column relate to restricted stock units granted under the Amended 2015 Plan, which amounts were calculated in accordance with FASB ASC Topic 718. On March 1, 2017, each NEO received a time-based restricted stock unit award generally intended to vest ratably over a four-year period. On March 1, 2017, each NEO also received an award of performance-based restricted stock units (“PSUs”) that is generally subject to a three-year performance period. For more information regarding the 2017 PSU awards, see “2017 Long-Term Incentive Program” below. For 2017 PSUs, the values reported represent the probable outcome of the performance conditions. Assuming that the highest level of performance of the applicable performance conditions is achieved, the grant date fair value of the 2017 PSUs would be as follows: $763,700 for Mr. Zeffiro, $187,300 for Mr. Rice, and $83,900 for Mr. Goldbaum. For a discussion of the valuation assumptions used in determining the grant date fair values disclosed in this column, see Note 13 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)
Short-term incentive plan payments are made in the year subsequent to which they were earned. Short-term incentive amounts earned for 2017 were approved by the Compensation Committee on February 14, 2018. See “2017 Short-Term Incentive Compensation Plan” below for more information about these awards.

(3)
This column includes flexible cash allowances, Company contributions to retirement and 401(k) plans, Company payment of supplemental long-term disability coverage payments and Company payment for executive physicals for the NEOs. Specifically, in 2017: (A) Mr. Zeffiro received a flexible cash allowance of $55,000, while Messrs. Rice and Goldbaum each received a flexible cash allowance of $25,000; (B) Company contributions during 2017 into the 401(k) plans were $15,525 for Mr. Zeffiro, $15,525 for Mr. Rice, and $8,238 for Mr. Goldbaum; (C) Company contributions during 2017 for the executive retirement program were $56,100 for Mr. Zeffiro, $20,400 for Mr. Rice, and $5,069 for Mr. Goldbaum; (D) Company payments for supplemental long-term disability coverage in 2017 were $4,663 for Mr. Zeffiro, $5,125 for Mr. Rice and $2,271 for Mr. Goldbaum; and (E) Company payments for executive physicals for the NEOs were $0 for Mr. Zeffiro, $3,040 for Mr. Rice and $0 for Mr. Goldbaum.

2017 Named Executive Officer Compensation Program Description
Executive Compensation Program Objectives
The Compensation Committee believes that the Company’s NEO compensation program should be aimed at accomplishing five key objectives:

1.	Help attract and retain high-caliber executive talent needed to develop and execute the Company’s strategy;

2.	Align executives’ interests with overall corporate goals and objectives, core values and stockholder interests;

3.	Motivate and incentivize executives to achieve financial and strategic objectives;

4.	Reinforce consistent attainment of above-market performance; and

5.	Balance short-term performance with long-term value creation.

Executive Compensation Practices
The table below highlights certain key features of our current NEO compensation program. The Company believes that these features demonstrate our commitment to serve our stockholders’ interests and drive NEO performance.

What We Do (Practices We Have Implemented)		What We Don’t Do (Practices We Have Not Implemented)
☑	Review competitive market data sourced from a peer group of companies and compensation databases or tools to understand the market for executive compensation decisions	☒	Do not maintain compensation programs that we believe create risks reasonably likely to have a material adverse effect on the Company
☑	Maintain policies prohibiting executives from hedging Company stock and limiting executives’ ability to pledge Company stock	☒	Do not have employment contracts with any of our NEOs
☑	Maintain strong stock ownership guidelines for executives (five times base salary for CEO; three times base salary for other NEOs)	☒	Do not provide excise tax gross-ups upon a change in control
☑	Use different metrics for annual and long-term incentive compensation	☒	Do not discount, reload or reprice stock options without stockholder approval
☑	Obtain advice for the Compensation Committee from an external, independent compensation consultant	☒	Do not grant equity awards that provide for “single-trigger” vesting upon a change in control
☑	Utilize both time-vesting and performance-based equity compensation as part of the Company’s long-term incentive program	☒	Do not provide dividends or dividend equivalents on unearned performance-based equity awards
☑	Offer limited perquisites or personal benefits that we believe provide a benefit to the Company’s business
☑	Provide reasonable post-employment and change in control protections
☑	Maintain a “clawback” policy and include clawback provisions in long-term incentive awards
Overview of Key 2017 Program Elements
The main elements of the Company’s 2017 compensation structure for our NEOs and a description of each element are provided below:

Element	Nature	Description
Base Salary	Fixed	Fixed compensation component payable in cash; reviewed annually and subject to adjustment
Short-Term Incentive (“STI”) Compensation Plan Awards	Variable	STI paid in cash based on performance against annually established goals
Long-Term Incentive (“LTI”) Plan Awards	Variable	LTI equity- and cash-based awards include time-based restricted stock units, performance-based restricted stock units and performance-based cash incentive awards
Retirement and Welfare Benefits	Fixed	Retirement plans, health care and insurance benefits
Perquisites and Personal Benefits	Fixed	Flexible cash allowance, supplemental long-term disability coverage and executive physicals

Role of Independent Consultant
The Compensation Committee has retained the services of an external independent executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to assist the Compensation Committee in its review of executive and non-employee director compensation practices, including the competitiveness of pay levels, executive compensation design matters, market trends, and technical considerations.
At no time has the Compensation Committee directed Meridian to perform its services in any particular manner, or to use any particular methodology.
The Compensation Committee has the final authority to hire and terminate the consultant, and the Compensation Committee will evaluate the consultant annually. Pursuant to SEC rules, the Compensation Committee has assessed the independence of Meridian and in 2017 the Compensation Committee concluded that no conflict of interest exists that would prevent Meridian from independently representing the Compensation Committee. Meridian does not provide any consulting advice to the Company, or any of its subsidiaries, outside the scope of executive compensation and will not do so without the prior consent of the Compensation Committee chair. Meridian meets with the Compensation Committee chair and the Compensation Committee outside the presence of management.
Market Compensation Data Analysis
Meridian provides the Company with external pay comparison data. The Compensation Committee recognizes that over-reliance on external comparisons can be of concern, and the Compensation Committee is mindful of the value and limitations of comparative data. Therefore, although the Compensation Committee uses comparative data from Meridian as one input in making its NEO compensation decisions, such data is not the primary factor in the decision-making process.
In determining 2017 compensation levels for the Company’s NEOs, the Compensation Committee asked Meridian to conduct a competitive market assessment in January 2017. This study compared the Company’s NEO compensation to a combination of publicly-traded peer group companies and survey data using Equilar’s TrueView tool and Mercer’s Executive Compensation Database.
For Messrs. Zeffiro and Rice, only peer group compensation was used in evaluating the competitiveness of their compensation and making decisions relative to market. For Mr. Goldbaum, a combination of the Equilar and Mercer information was used to help determine his compensation. In the case of all three NEOs, however, the Compensation Committee used these market assessments as only one factor in its compensation decisions; the Compensation Committee also considered other factors including, but not limited to, each NEO’s time in his particular role, experience, education and past performance and, to a much lesser extent, internal compensation considerations.
Following the successful acquisition of Westfalia-Automotive Holding GmbH, the Compensation Committee worked with Meridian to evaluate its current peer group and consider a revised group of companies that more appropriately reflected Horizon Global’s pro-forma size (revenue, assets, market cap and employees), its global footprint, and the industries in which it competes for customers, suppliers, and talent.
After a comprehensive review, the Committee approved a new peer group of similarly-sized peer companies spanning the following industries: Auto Parts & Equipment, Automobile Manufacturers, Construction Machinery & Heavy Trucks, Industrial Machinery, Internet & Direct Marketing Retail, and Leisure Products.

Peer Group Review

Industries
Screening Criteria
Proposed Peer Group

Industries:
- Automobile Manufacturers
- Construction Machinery & Heavy Trucks
- Internet & Direct Marketing Retail
- Auto Parts & Equipment
- Leisure Products
- Electrical Components & Equipment
- Industrial Machinery

Screening Criteria:
- Revenue
- Market Cap
- Number of Employees
- Geography
- Sales Channel

During 2017, the Compensation Committee reconfirmed the appropriateness of this peer group but approved the removal of Artic Cat following its acquisition by Textron in March 2017. The impact of the changes in the peer group from 2016 to the one used to evaluate 2017 compensation levels is detailed in the following chart:

COMPANY PEER	2016	2017
Actuant Corporation(1)		✓
Ametek, Inc.	✓
Arctic Cat Inc.		✓(2)
Callaway Golf Company(1)		✓
Donaldson Company, Inc.(1)		✓
Dorman Products, Inc.	✓	✓
Douglas Dynamics, Inc.	✓
Duluth Holdings(1)		✓
Federal Signal Corporation	✓	✓
Fox Factory Holding Corp	✓
Gentex Corporation	✓	✓
Gentherm Incorporated	✓	✓
Johnson Outdoors, Inc.(1)		✓
LCI Industries (formerly Drew Industries)	✓	✓
Manitex International, Inc.	✓
Modine Manufacturing Company(1)		✓
Motorcar Parts of America, Inc.	✓
Nautilus, Inc.(1)		✓
Shiloh Industries, Inc.	✓	✓
Spartan Motors, Inc.	✓	✓
Standard Motor Products, Inc.	✓
Stoneridge, Inc.	✓	✓
STRATTEC Security Corporation	✓
Superior Industries International, Inc.	✓
Supreme Industries, Inc.	✓
U.S. Auto Parts Network, Inc.(1)		✓
Wabash National Corporation	✓	✓
WABCO Holdings Inc.	✓
Winnebago Industries, Inc.(1)		✓
Woodward, Inc.(1)		✓
_____________________________
(1) Peers added in 2017.
(2) Removed due to acquisition by Textron in March 2017.
(3) Red - Current approved 2017 compensation peers.
The Compensation Committee used the peer group and, as appropriate, published survey data for the NEOs for the following purposes with respect to its 2017 NEO compensation decisions:

▪	Total target compensation was guided by the peer group composite;

▪	Annual and long-term incentive plan design was evaluated (for example, performance metrics and weightings and usage of equity-based awards); and

▪	Equity dilution and run-rate levels were evaluated.
As the Company’s budgeted revenue for 2017 positioned the Company on the lower end of our peer group based on size, the Committee took this into account when considering where to set target pay for each NEO. The Committee generally intends to review and evaluate the peer group annually based on trailing 12-month performance.

Key 2017 Named Executive Officer Compensation Components and Decisions
A description of the material elements of the 2017 executive compensation program for our NEOs is provided in the following paragraphs.
2017 Base Salary
Base salaries for our NEOs are generally established based on the scope of their responsibilities, prior relevant experience and skills, and competitive market pay levels. For 2017, the Compensation Committee considered whether to grant merit increases and/or merit-based adjustments to the Company’s NEOs. In doing so, it considered several factors consisting of individual responsibilities, Company and individual performance, experience and alignment with market levels. The table below reflects the base salary adjustments that were implemented for 2017.

	January 1, 2016 Base Salary Rate	January 1, 2017 Base Salary Rate
Name			Percent Increase
A. Mark Zeffiro	$600,000	$650,000	8.3%
David G. Rice	$290,000	$310,000	6.9%
Jay Goldbaum	$220,000	$250,000	13.6%
Mr. Zeffiro received a base salary increase from $600,000 to $650,000 and Mr. Rice received a base salary increase from $290,000 to $310,000 to align with the Compensation Committee’s view of competitive market practice for similar roles. Mr. Goldbaum received a base salary increase from $220,000 to $250,000 to better align with the Compensation Committee’s view of competitive market practice. Effective November 13, 2017, Mr. Goldbaum was promoted to General Counsel, Chief Compliance Officer and Corporate Secretary. At this time, his salary increased again to $280,000 per year (a 12% increase from his January 1, 2017 rate). The Compensation Committee determined Mr. Goldbaum’s additional increase aligned with his new elevated role as General Counsel, his additional responsibilities leading the corporate development function for the Company and competitive market practices.
2017 Short-Term Incentive Compensation Plan
The goal of STI compensation is to support our overall business objectives by aligning performance with the interests of stockholders and focusing attention on key measures of success. STI compensation is designed to accomplish this goal by providing the opportunity for additional cash rewards when pre-established performance goals are achieved. STI awards have been provided under our Amended 2015 Plan. The 2017 STI compensation for our NEOs is described below.
Target Awards
2017 STI target award opportunities were provided to our NEOs at the beginning of 2017. Each of our NEOs received a 2017 STI target award opportunity that was expressed as a percentage of base salary.
The NEOs’ 2017 STI target award opportunities were established by the Compensation Committee and based on (1) financial performance metrics and targets for 2017 at the Company-wide level (the “Financial Performance Measures”) and (2) individual 2017 strategic initiatives for each NEO (the “Strategic Objectives”). Depending on the performance results achieved, the NEOs’ actual awards generally could vary as a percent of target from 0% to a maximum of 200%. Mr. Rice’s target award percentage increased by 5% from his 2016 level and Mr. Goldbaum’s target award percentage increased by 10% from his 2016 level because the Compensation Committee approved each new target to be more aligned with competitive market practice.
2017 STI target awards are shown in the following chart:

Name	2017 Target STI Award Amount	Target Award as a % of January 1, 2017 Base Salary
A. Mark Zeffiro	$650,000	100.0%
David G. Rice	$201,500	65.0%
Jay Goldbaum	$125,000	50.0%
Mr. Goldbaum was promoted in November 2017 and received a base pay increase from $250,000 to $280,000. At this time, Mr. Goldbaum’s target award as a percentage of base salary remained at 50%. Based on his pay of $253,461 for 2017, the 2017 STI target award amount increased to $126,730.

Financial Performance Measures
The Financial Performance Measures (which comprise 80% of the 2017 STI target award opportunities) consisted of the following metrics:

▪
Recurring Operating Profit Margin - 50%. This metric provides for rewards based on the Company’s performance in consolidated recurring operating profit margin. For purposes of this computation, recurring operating profit margin means earnings before interest, taxes and other income/expense, excluding certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments (recurring operating profit), as a percentage of sales.

▪
Recurring Cash Flow - 30%. This metric provides for rewards based on the Company’s recurring cash flow, which is the sum of the Company’s recurring operating profit (defined above), adjusted (1) up or down for other income/expense, (2) up or down for changes in working capital, (3) upward for depreciation and amortization, and (4) downward for capital expenditures, cash interest and cash taxes.

The specific Financial Performance Measures used for the 2017 STI awards and actual achievements were as follows:

		Target Performance
Financial Performance Measure	Weighting	Threshold (40% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance	Percentage of Incentive Earned
		(dollars in millions)
Recurring Operating Profit	50.0%	$54.15	$67.68	$81.22	$52.65	0%
Recurring Cash Flow	30.0%	$35.12	$43.90	$52.68	$29.52	0%
Total	80.0%
Strategic Objectives
The Strategic Objectives component of the 2017 STI awards (which comprises 20% of the 2017 STI target award opportunities) provides for awards based on each NEO’s individual performance, and ultimately a qualitative assessment of the actual results attained, with respect to key strategic initiatives that are designed to (1) increase sales, operating profit and cash flow, (2) establish and maintain the Company’s position as an employer of choice, and (3) promote and implement product innovation activities on a global basis.
Under the Strategic Objectives component of the 2017 STI program, each NEO received individual goals for the 2017 performance period. Following the end of the performance period, each NEO’s performance was generally evaluated based on (1) the NEO’s “behaviors” (in other words, the actions that the NEO took to further the individual goals) and (2) a qualitative assessment of the results attained.
Each individual goal under the Strategic Objectives component of the 2017 STI program was directly related to the Company’s business objectives and corresponded to the NEO’s position and responsibilities. The key individual goals for each NEO were as follows:

Mr. Zeffiro	Mr. Rice	Mr. Goldbaum
° Engage and align organization	° Cost effective capital structure supporting strategic objectives	° Execute Supplier compliance roadmap
° Profitably grow business in strategic platforms	° European Sox preparedness	° Enhance governance and SEC processes
° Strengthen capital structure	° Establish financial baseline metrics & analytics	° Formalize contracting process
° Improve operating margins	° Implement global cash management structure	° Protect global intellectual property portfolio
° Execute on global collaboration priorities	° Define global cost classification structure
Based on the Company’s actual 2017 financial performance, the Compensation Committee, upon the recommendation of Mr. Zeffiro, elected to zero any potential payouts for the NEO Strategic Objectives portion of the 2017 STI awards (outlined in the chart below).

Name	Weighting of Strategic Objectives Component	Percentage of Strategic Objectives Component Earned	Percentage of Incentive Earned
A. Mark Zeffiro	20%	0%	0%
David G. Rice	20%	0%	0%
Jay Goldbaum	20%	0%	0%
Award Determination
In February 2018, the Compensation Committee determined the degree to which the STI goals for the 2017 performance period were achieved, which actual results are highlighted in the tables above for Financial Performance Measures and Strategic Objectives.
As a result, our NEOs did not earn an STI award for the 2017 performance period (outlined in the chart below):

Name	Target STI Award as a % of January 1, 2017 Base Salary	Target STI Award Amount	Actual STI Award Earned (%)	STI Award Amount Earned
A. Mark Zeffiro	100.0%	$650,000	0%	$0
David G. Rice	65.0%	$201,500	0%	$0
Jay Goldbaum	50.0%	$125,000	0%	$0
2017 Long-Term Incentive Program
The Amended 2015 Plan allows for equity and cash incentive compensation to our directors and employees. We believe equity compensation provides additional motivation for directors and employees to create stockholder value because the value such individuals realize from their equity compensation is based on our stock price performance. Equity compensation aligns the compensation interests of our directors and employees with the investment interests of our stockholders, and promotes a focus on long-term value creation, because our equity compensation awards are subject to vesting and/or performance criteria. As a new award introduced in 2017, cash incentive awards also align the compensation interests of our NEOs with the investment interests of our stockholders by rewarding achievement over two years with respect to a key financial metric - Average Return on Invested Capital (or ROIC) - that we believe drives long-term success for the Company.
In early 2017, the Compensation Committee granted LTI awards to our NEOs in order to promote the achievement of the Company’s strategic goals (the “2017 LTI Awards”). The 2017 LTI Awards, which consist of service-based restricted stock units, target grants of PSUs, and target ROIC-based cash incentive awards, are summarized in the following chart:

Name	Service-Based RSUs Granted March 1, 2017	Target PSUs Granted March 1, 2017	Target ROIC Awards Granted March 1, 2017	Total Target 2017 LTI Award Amount	Total Target 2017 LTI Award Amount as Percent of Salary
A. Mark Zeffiro	$379,167	$379,167	$379,167	$1,137,500	175.0%
David G. Rice	$93,000	$93,000	$93,000	$279,000	90.0%
Jay Goldbaum	$41,667	$41,667	$41,667	$125,000	50.0%
Mr. Goldbaum’s LTI increased from 40% to 50% on January 1, 2017 as approved by the Compensation Committee to be more aligned with competitive market practice.
The service-based restricted stock unit awards listed in the above chart were granted on March 1, 2017. The number of restricted stock units subject to each such award was determined based on (1) the amount of the dollar value of the restricted stock unit awards divided by (2) the closing price of the Company’s common stock on the day before the date of the grant. Such restricted stock unit awards are generally scheduled to vest ratably on March 1, 2018, March 1, 2019, March 1, 2020, and March 1, 2021 respectively.
On March 1, 2017, each NEO was also granted target PSUs, the numbers of which were determined based on the applicable dollar amount and the applicable market data input and methodology approved by the Compensation Committee. For the 2017-2019 cycle (began on January 1, 2017 and ends on December 31, 2019), the PSU award is earned based on the achievement of a specified relative total shareholder return (“RTSR”) percentile rank during the applicable performance period. The Compensation Committee approved RTSR as the performance measure and the use of the same peer group included earlier, see section “Market Compensation Data Analysis - Peer Group Review” for the performance measurement comparison, as outlined in the table below. If, upon the conclusion of the performance period, RTSR falls between performance levels, straight-line mathematical interpolation will be used to determine the amount of the target PSUs (rounded up to the nearest whole number of PSUs) earned. Based on the degree to which the performance goals are met, any PSUs earned for the 2017-2019 cycle were designed to vest in 2020.

Percentile in 3-Year RTSR Performance vs. Peer Group	Target PSUs Earned
80th percentile or above	200%
70th percentile	150%
50th percentile	100%
35th percentile	50%
Below 25th percentile	0%
The purpose for providing long-term incentive compensation to executive officers is to tie executive rewards directly to the enhancement of long-term stockholder value and Company profitability. Offering the opportunity for executive officers and other key members of management to earn an ownership position in the Company along with a long-term cash incentive helps enable us to remain competitive and attract, retain and motivate top executive and management talent. We believe that long-term incentive awards help to create and maintain a long-term perspective among executive officers and provide a direct link between executive compensation and our long-term growth and profitability. However, we also understand that equity awards create dilution in our earnings per share and therefore, believe that a portion of our long-term incentive compensation should be in the form of cash.
As such, in January 2017 the Compensation Committee approved a ROIC cash award as part of long-term incentive mix and removed stock options. The Committee wanted a balanced mix of RSUs (for retention), PSUs tied to RTSR (to promote shareholder value creation) and long-term performance cash based on ROIC to align directly with the Company’s long-term strategy of profitable growth.
The Committee approved goals for a 2-year performance period (2017-2018) and defined ROIC as:

Adjusted Operating Profit minus Cash Taxes Paid
Average ROIC	=	——————————————————————
(Shareholders Equity plus Debt) minus Cash on Book
Performance goals were set and payouts can range from 50% of target (threshold) to 200% of target (maximum). If threshold performance is not met, payouts will be $0.
We do not disclose the specific, forward-looking ROIC goals that we established for the long-term performance cash awards granted in 2017 in this proxy statement because (1) these goals relate to executive compensation to be earned and/or paid in future years and do not affect a fair understanding of the NEOs’ compensation for 2017 and (2) we believe that disclosure of such goals while the applicable performance period is ongoing would cause us competitive harm.  However, we expect to disclose such goals in future proxy statements once the applicable performance periods have ended, as part of our discussion and analysis about the amounts earned by the NEOs under these awards. In setting the applicable target levels, the Compensation Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years. When establishing the specific goals for the ROIC performance measure, we specifically considered how likely it will be for us to achieve the goals. We believe that the threshold goals have been established at levels that should be appropriately difficult to attain, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our NEOs, to achieve. Achievement of the maximum goal is considered to be especially difficult to attain given current market conditions.
Bonus Compensation
No discretionary bonuses were paid out to the NEOs in 2017.
Perquisites and All Other Compensation Amounts
Amounts set forth in the “All Other Compensation” column of the 2017 Summary Compensation Table for 2017 for the NEOs include Company contributions to the 401(k) plan in the amount of $15,525 for Mr. Zeffiro, $15,525 for Mr. Rice, and $8,237 for Mr. Goldbaum, and contributions to the executive retirement program in the amount of $56,100 for Mr. Zeffiro, $20,400 for Mr. Rice, and $5,069 for Mr. Goldbaum, in each case as described below.

Each NEO is a participant in the Company’s Flexible Cash Allowance Policy, pursuant to which Mr. Zeffiro is entitled to a $55,000 annual allowance paid quarterly in cash, and Messrs. Rice and Goldbaum are each entitled to a $25,000 annual allowance paid quarterly in cash. The Company’s Flexible Cash Allowance Policy is in lieu of other Company provided perquisites, including supplemental universal life insurance, automobile allowance, private club membership, and tax reimbursements.
The Company provides a supplemental long-term disability insurance program for certain officers, including the NEOs. This supplemental insurance program, the premiums for which are paid by the Company, provides additional protection for the NEOs above the Company's broad-based disability insurance plan. In addition, the Company continues to make an executive physical program available to its NEOs, which program allows participating officers to receive up to $3,500 annually in preventative health services.
No Employment Agreements
During 2017, the Company was not a party to any employment contracts with our NEOs.
Stock Ownership Guidelines
Certain senior executives of the Company, including the NEOs, are subject to stock ownership guidelines. Under the guidelines, each NEO is required to hold a number of shares of the Company’s common stock having a market value equal to or greater than a specified multiple of such NEO’s base salary, as set forth below:

Named Executive Officer	Multiple
A. Mark Zeffiro	5x
David G. Rice	3x
Jay Goldbaum	3x
Shares owned (or beneficially owned) by the NEO, including shares acquired upon the exercise of stock options or acquired through any Company equity incentive plans, time-vesting restricted stock or restricted stock units, whether vested or not, and vested, in the money stock options are counted towards satisfaction of the guidelines. Unvested or “underwater” stock options, unvested performance-based restricted stock or other similar awards will not be counted towards satisfaction of the guidelines.
The NEOs have until July 1, 2020 to meet these ownership guidelines. New executives to whom the stock ownership guidelines are applicable will have five years from the time they are named to a qualifying position to meet the stock ownership guidelines. Once an executive attains the required ownership level, the executive will not be considered noncompliant solely due to subsequent stock price declines. Prior to meeting the stock ownership guidelines, an executive must hold at least 50% of the shares acquired by the executive on (1) vesting of restricted stock, (2) exercise of a stock option, (3) exercise of a stock appreciation right, (4) payout of restricted stock units in shares, and (5) payout (in shares) of any other equity award.  However, such holding requirement will be reduced by (1) any shares retained by the Company to satisfy any portion of tax withholding requirements attributable to such vesting, payout, or exercise events, (2) any shares of common stock tendered by the executive to pay any portion of the exercise price of a stock option,  and (3) if any portion of the taxes due in connection with such events or the exercise price of options is satisfied by the executive remitting cash to the Company or applicable taxing authority or by the Company withholding amounts from the executive's compensation or payments otherwise due, the number of shares of common stock having a fair market value equal to the amount so remitted or withheld based on the closing price of the common stock on the vesting or exercise date, as applicable.
If an executive does not meet the applicable guidelines, the Compensation Committee will take that fact into account when determining the grant of future equity awards to such executive, and may require all stock attained through Company grants of equity be retained until the guidelines are satisfied, or take any other action the Compensation Committee deems appropriate.
Restrictions on Hedging and Pledging of Our Securities
The Company’s anti-hedging policy prohibits our directors, and certain executives, including the NEOs, from engaging in any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock, including puts or calls, prepaid variable forward contracts, equity swaps, collars, and exchange funds. The policy also prohibits our directors and executives from holding Company securities in margin accounts. Under the policy, directors and covered executives may pledge shares of Company common stock on a limited basis, provided that, among other things, (a) any pledge is approved in writing in advance by our Chief Executive Officer and General Counsel (or by the Governance Committee in the case of a pledge by our Chief Executive Officer or General Counsel), (b) any pledged shares will cease to be counted as owned for purposes of our stock ownership guidelines and (c) the sum of (i) the aggregate number of shares of Company common stock pledged by all directors and executives at the time of the requested pledge and (ii) the number of shares requested to be pledged is equal to or less than two times the average daily trading volume in Company common stock for the preceding 30 trading days.

Compensation Recovery
The Company maintains a clawback policy that allows the Board to require reimbursement of any STI or LTI award from certain officers, including the NEOs (or others as determined by the Board) where:  (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the Securities and Exchange Commission or negatively adjusted in a manner that impacts a performance measure upon which the STI or LTI award was based; (2) the Board determines the covered person engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement or negative adjustment; and (3) a lower payment or award would have been made to the covered person as determined by the Board based upon the restated or negatively adjusted financial results. In each such instance, the Company may, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive's STI or LTI payout for the relevant period exceeded the lower payout that would have been made based on the restated or negatively adjusted financial results.

Outstanding Equity Awards at 2017 Fiscal Year-End
The following table provides information about the outstanding share-based equity awards for each of our NEOs as of December 31, 2017:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
A. Mark Zeffiro	3/1/2015(1)(3)	—	—	—	—	8,871	124,371	—	—
	8/15/2015(4)	56,333	28,166	11.02	08/15/2025	—	—	—	—
	8/15/2015(6)	—	—	—	—	84,473	1,184,311	—	—
	10/07/2015	30,314	—	9.20	10/07/2025	—	—	—	—
	3/1/2016(7)	22,264	44,530	10.08	03/01/2026	—	—	—	—
	3/1/2016(3)	—	—	—	—	34,722	486,802	—	—
	3/1/2016(8)	—	—	—	—	—	—	52,084	730,218
	3/1/2016(5)	—	—	—	—	40,000	560,800	—	—
	3/1/2017(9)	—	—	—	—	20,742	290,803	—	—
	3/1/2017(10)	—	—	—	—	—	—	41,484	581,606
David G. Rice	3/1/2015(1)(3)	—	—	—	—	777	10,894	—	—
	8/15/2015(4)	4,897	2,448	11.02	8/15/2025	—	—	—	—
	8/15/2015(6)	—	—	—	—	16,090	225,582	—	—
	10/07/2015	2,559	—	9.20	10/07/2025	—	—	—	—
	3/1/2016(7)	5,534	11,069	10.08	03/01/2026	—	—	—	—
	3/1/2016(3)	—	—	—	—	8,631	121,007	—	—
	3/1/2016(8)	—	—	—	—	—	—	12,946	181,503
	3/1/2017(9)	—	—	—	—	5,088	71,334	—	—
	3/1/2017(10)	—	—	—	—	—	—	10,176	142,668
Jay Goldbaum	3/1/2015(1)(3)	—	—	—	—	336	4,711	—	—
	8/15/2015(4)	2,130	1,064	11.02	08/15/2025	—	—	—	—
	8/15/2015(6)	—	—	—	—	8,045	112,791	—	—
	10/7/2015	491	—	9.20	10/07/2025	—	—	—	—
	3/1/2016(7)	1,866	3,732	10.08	3/01/2026	—	—	—	—
	3/1/2016(3)	—	—	—	—	2,910	40,798	—	—
	3/1/2016(8)	—	—	—	—	—	—	4,366	61,211
	3/1/2017(9)	—	—	—	—	2,279	31,952	—	—
	3/1/2017(10)	—	—	—	—	—	—	4,558	63,903
_______________________________________

(1)
Awards with a grant date prior to August 15, 2015 were granted by TriMas prior to the spin-off. In connection with the spin-off from TriMas in June 2015, such TriMas awards were converted into equity awards covering the Company’s common stock.

(2)
The market value is based on the Company’s stock price as of December 29, 2017 ($14.02) multiplied by the number of shares or units granted (for PSUs, at the maximum level based on actual performance through December 31, 2017).

(3)	Restricted stock unit awards generally vest ratably on the first three anniversaries of the grant date.

(4)	Stock option awards generally vest ratably on August 15, 2016, March 1, 2017, and March 1, 2018, respectively.

(5)	Restricted stock units generally vest in full on March 1, 2019.

(6)	Restricted stock units generally vest in full on July 1, 2018.

(7)	Stock options generally vest ratably on the first three anniversaries of the grant date.

(8)
PSU awards are designed to be earned based on the achievement of specific performance measures over a performance period that begins on January 1, 2016 and ends on December 31, 2018. For more information regarding these PSU awards, see “2017 Long-Term Incentive Program”.

(9)	Restricted stock unit awards generally vest ratably on the first four anniversaries of the grant date.

(10)
PSU awards are designed to be earned based on the achievement of specific performance measures over a performance period that begins on January 1, 2017 and ends on December 31, 2019. For more information regarding these PSU awards, see “2017 Long-Term Incentive Program”.

Benefits and Retirement Programs
Each NEO is eligible to participate in benefit plans available to substantially all the Company’s U.S. employees. These benefit plans include the Company’s retirement program (comprised of a 401(k) savings component and a Horizon Global contribution component) (the “Retirement Program”), and the Company’s medical, dental, vision, group life and accidental death and dismemberment insurance programs (the “Health Benefits Program”). The Retirement Program and the Health Benefits Program are designed to reward continued employment with the Company, and the Retirement Program is also designed to assist participants with financial preparation for retirement.
Under the Retirement Program, the Company makes matching contributions for each active participant in the 401(k) savings component equal to 25% of the participant’s permitted contributions, up to a maximum of 5% of the participant’s eligible compensation. In addition, for most employees, the Company may contribute an additional 25% of matching contributions based on the Company’s annual financial performance.
Under the terms of the Retirement Program, the Company contributes to each eligible employee’s plan account an amount determined as a percentage of such employee’s eligible compensation. Each employee is eligible following one year of employment with the Company. The percentage is based on the employee’s age and for salaried employees and ranges from 1.0% for employees under the age of 30 to 4.5% for employees age 50 and over. Messrs. Zeffiro and Rice are eligible for a quarterly contribution amount equal to 4.5% of their respective eligible compensation, and Mr. Goldbaum is eligible for a quarterly contribution amount equal to 2.0% of his base pay.
Executive Retirement Program
Each NEO is eligible for the Company’s executive retirement program, which provides retirement benefits in addition to those provided under the Retirement Program. The Company offers these additional programs to enhance total executive pay so that it remains competitive in the market. Effective July 1, 2015, the Company began funding a rabbi trust for its obligations under these programs. Trust assets are subject to the claims of the Company’s creditors in the event of bankruptcy.
Under the Company’s Supplemental Executive Retirement Plan (“SERP”), the Company made a contribution to each NEO’s account at the end of each quarter with the amount determined as a fixed percentage of their eligible compensation. The contribution percentages were based on each NEO’s age on the date of the contribution. In accordance with the terms of the SERP, the Company’s contributions vest 100% after five years of eligible employment with the Company. The Company’s contributions immediately vest upon attainment of retirement age or death.
The Company’s Compensation Limit Restoration Plan (“CLRP”) provides each NEO benefits in the form of Company contributions which would have been payable under the quarterly contribution component of the Retirement Program, but for tax code limits on the amount of pay that can be considered in a qualified plan. There are no employee contributions permitted under the CLRP. The Company’s contributions under the CLRP vary as a percent of eligible compensation based on the age of each of our NEOs.
The executive retirement program also includes an elective deferral compensation feature to supplement the existing executive retirement program. Subject to the terms of the Company’s executive retirement program, each NEO may elect to defer up to 25% of base pay and up to 100% of annual cash incentive awards. Contributions to the Company’s executive retirement program are invested at the direction of each NEO based on the investment options in the Company’s retirement program. Each NEO’s investment directive may be amended at any time.

Other Post-Employment Compensation
The Company maintains an Executive Severance/Change of Control Policy (“Severance Policy”). The Severance Policy covers each of our NEOs, with the Compensation Committee designating Mr. Zeffiro as a Tier I participant, and Messrs. Rice and Goldbaum as Tier II participants. The Severance Policy provides that the Company will make severance payments to a participant upon the termination of such participant’s employment under certain circumstances. The Severance Policy includes an excise tax “cap” provision, which will operate to reduce the total amount of payments due under the Severance Policy so as to avoid the imposition of excise taxes and the resulting loss of tax deductions to the Company under Section 280G of the Internal Revenue Code.
If the Company terminates the employment of an NEO for any reason other than cause, disability or death, or if any NEO terminates his employment with the Company for good reason, (in each case, a “qualifying termination”), the Company will provide such NEO, with: (1) one year’s (two years’ for Mr. Zeffiro) annual base salary; (2) the value of STI payments equal to one year’s (two years’ for Mr. Zeffiro) payout at his target level in effect at the date of termination (generally paid in equal installments over one or two years, as applicable); (3) the value of any STI payment that has been declared for the NEO but not paid; (4) the NEO’s pro-rated STI for the year of termination through the date of termination based on his target level and actual full-year performance; (5) immediate vesting upon the termination date of a pro-rata portion of equity awards granted under the Amended 2015 Plan and equity awards originally granted under TriMas’ equity compensation plans and now subject to the Amended 2015 Plan through the termination date (for performance-based equity awards, based on actual performance); (6) executive level outplacement services for up to 12 months; and (7) continued medical benefits for up to 12 months (24 months for Mr. Zeffiro) following the termination date.
In the case of an NEO’s voluntary termination or termination for cause, the Company will pay the NEO’s accrued base salary through termination plus earned but unused vacation compensation (and, in the case of voluntary termination, the value of any STI payment that has been declared but not paid). All other benefits will cease as of the termination date. If the employment of one of our NEOs is terminated due to death, the Company will pay the NEO’s accrued but unpaid base salary and the value of the NEO’s accrued but unpaid STI compensation as of the date of death, and such NEO will fully vest in his outstanding equity awards, including performance-based equity awards at the target performance level. Other than continued participation in the Company’s medical benefit plan for such NEO’s dependents for up to 36 months, all other benefits will cease as of the date of such NEO’s death. If one of our NEOs is terminated following disability, the Company will pay the NEO’s earned but unpaid base salary and the value of STI payments, and such NEO will fully vest in all his outstanding time-based equity awards and performance-based equity awards at the end of the performance period based on actual performance. In addition, such NEO will be eligible for disability benefits under the Company's disability programs, including the supplemental executive long-term disability insurance program. All other benefits will cease as of the date of such termination in accordance with the terms of such benefit plans.
In the case of a qualifying termination of an NEO’s employment with the Company within two years of a change-of-control (as defined below), then, in place of any other severance payments or benefits, the Company will provide such NEO with: (1) a payment equal to 24 months (36 months for Mr. Zeffiro) of his base salary rate in effect at the date of termination; (2) the value of two years’ (three years’ for Mr. Zeffiro) STI payouts at his target level in effect at the date of termination; (3) the value of any STI payment that has been declared for the NEO but not paid; (4) the NEO’s pro-rated STI payout for the year of termination through the date of termination based on his target level and actual full-year performance; (5) immediate vesting upon the termination date of all unvested and outstanding time-based vesting equity awards; (6) immediate vesting upon the termination date of all unvested and outstanding performance-based equity awards based on target performance; (7) executive level outplacement services for up to 12 months; and (8) continued medical benefits for up to 24 months (36 months for Mr. Zeffiro) following the termination date. Certain of such payments would be made in installments in certain circumstances if necessary to comply with Code Section 409A.
For purposes of the Severance Policy, “change-of-control” is generally deemed to have occurred upon the first of the following events:

1.
Any individual, entity or group acquires beneficial ownership of 35% or more of the voting power of the Company’s outstanding common stock, subject to certain exceptions, as further described in the Severance Policy;

2.
A majority of members of the Board are replaced by directors whose appointment or election is not approved by a majority of the Company’s directors, subject to certain exceptions, as described in the Severance Policy;

3.
The Company consummates a reorganization, merger or certain other substantial corporate transactions resulting in a substantial change in the Company’s ownership or leadership, subject to certain exceptions, as described in the Severance Policy; or

4.	Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company, subject to certain exceptions, as described in the Severance Policy.

In addition, the Severance Policy requires that, in return for these benefits, each NEO has to refrain from competing against the Company for a period following termination that corresponds to the duration of any severance payments such NEO would be entitled to receive or 24 months (if no severance payments are payable). The Severance Policy may be modified by the Compensation Committee at any time, provided that prior written consent is required of any NEO who is adversely impacted by the modification. Further, the Compensation Committee may amend or terminate the Severance Policy at any time upon 12 months’ written notice to any adversely affected NEO.

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING

Who is entitled to vote?
The Company’s Common Stock constitutes the voting stock of the Company. As of March 13, 2018 there were no outstanding shares of preferred stock of the Company. Only record holders of Common Stock at the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote those shares of Common Stock that they held on the Record Date. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

What constitutes a quorum?
For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum for all purposes. As of the Record Date, [XXXXX] shares of Common Stock were issued and outstanding and entitled to vote. Broker non-votes and proxies marked with abstentions or instructions to withhold votes will be counted as present in determining whether there is a quorum.

How do I vote?
Stockholders of Record. If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your proxy card). If you attend the Annual Meeting, you may deliver your completed proxy card in person or vote by ballot.
Beneficial Owners.  If you complete and properly sign the accompanying voting instruction card and return it to your broker, trustee, bank or other nominee, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your voting instruction card). If you want to vote your shares at the Annual Meeting, you must request and obtain a proxy from such broker, trustee, bank or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.

How will my shares be voted?
Stockholders of Record. All shares represented by the proxies mailed to stockholders will be voted at the Annual Meeting in accordance with instructions given by the stockholders. Where no instructions are given, the shares will be voted: (1) for the election of the Boards’ nominees for three directors; (2) for the approval of amendments to the Company’s Certificate of Incorporation to implement a declassified Board; (3) for the approval of the Second Amended 2015 Plan; and (4) for the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2018.
Beneficial Owners.   The brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed, and if no instructions from the beneficial owner are received on a matter deemed to be non-routine, they may not vote the shares on that matter. Under applicable law, a broker, bank, or nominee has the discretion to vote on routine matters, such as the ratification of the appointment of the Company’s independent registered public accounting firm, but does not have discretion to vote for or against the election of directors. Common Stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum but the broker non-votes will not be considered votes cast with respect to that proposal. In order to avoid a broker non-vote of your shares on this proposal, you must send voting instructions to your bank, broker or other nominee.

Can I change my vote after I return my proxy card or voting instruction card?
Stockholders of Record. You may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company, at 2600 West Big Beaver Road, Suite 555, Troy, Michigan 48084, either written notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the Annual Meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.
Beneficial Owners.  If you hold your shares through a bank, trustee, broker or other nominee, you should contact such person to submit new voting instructions prior to the time such voting instructions are exercised.

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING

What vote is required to approve each item?
Proposal 1 - Election of Directors.
The three nominees who receive the most votes cast at the Annual Meeting will be elected as directors. Accordingly, abstentions and broker non-votes will have no effect in determining the outcome of the vote on the election of directors. A properly signed proxy with instructions to withhold authority with respect to the election of one or more directors will not be voted for the director(s) so indicated.
Proposal 2 - To approve amendments to the Horizon Certificate of Incorporation to implement a declassified board of directors.
The approval of amendments to the Company’s Certificate of Incorporation to declassify the Board requires the affirmative vote of a majority of the outstanding shares of the Company’s common stock entitled to vote on this matter. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the matter. Broker non-votes will have the same effect as a vote against the matter. Proxies submitted pursuant to this solicitation will be voted “FOR” the approval of amendments to the Company’s Certificate of Incorporation to declassify the Board, unless specified otherwise.
Proposal 3 -To approve the Horizon Global Corporation Amended and Restated 2015 Equity and Incentive Compensation Plan.
The approval of the Second Amended 2015 Plan requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and entitled to vote on the matter, provided that a quorum of at least a majority of the outstanding shares are present or represented at the meeting. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the matter. Broker non-votes will have no effect on the outcome of the matter. Proxies submitted pursuant to this solicitation will be voted “FOR” the approval of the Second Amended 2015 Plan, unless specified otherwise.
Proposal 4 - Ratification of the Appointment of Independent Registered Public Accounting Firm.
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter will be necessary to ratify the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, provided that a quorum is present. Abstentions will have the same effect as a vote against the matter. Although stockholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.

What will happen if other matters are raised at the meeting?
If any other matter is properly submitted to the stockholders at the Annual Meeting, its adoption will require the affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date that is present or represented at the Annual Meeting. The Board of Directors does not propose to conduct any business at the Annual Meeting other than as stated above.

Who pays for the solicitation of proxies?
The accompanying proxy is being solicited by the Company’s Board of Directors. The Company will bear the cost of soliciting the proxies. Officers and other management employees of the Company will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview and/or telephone.

How can I access the Company’s proxy materials and annual report on Form 10-K?
The SEC Filings subsection under the Investor Relations section on the Company’s website, http://www.horizonglobal.com, provides access, free of charge, to SEC reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. The Company has posted printable and searchable 2018 proxy materials to the Company’s website at http://investors.horizonglobal.com/2018proxystatement. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC, will be sent to any stockholder, without charge, upon written request sent to the Company’s executive offices at Horizon Global Corporation, Attention: Investor Relations, 2600 West Big Beaver Road, Suite 555, Troy, Michigan 48084 or by email to generalcounsel@horizonglobal.com.
The references to the website address of the Company and SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites is not part of this proxy statement.

How and when may I submit a stockholder proposal or director nomination for the 2019 Annual Meeting of Stockholders (“2019 Annual Meeting”)?
For a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the 2019 Annual Meeting, the Corporate Secretary must receive the written proposal at the Company’s principal executive offices no later than December 4, 2018. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to Horizon Global Corporation, Attention: General Counsel, Chief Compliance Officer and Corporate Secretary, 2600 West Big Beaver Road, Suite 555, Troy, Michigan 48084 or by fax to (248) 480-4175.
For a stockholder proposal or director nomination that is intended to be considered at the 2019 Annual Meeting, but not included in the Company’s proxy statement, the stockholder must give timely notice to the Corporate Secretary not earlier than January 8, 2019 and not later than the close of business on February 7, 2019. Any stockholder proposal must set forth, among other matters (1) a brief description of the business desired to be brought before the 2019 Annual Meeting and the reasons for conducting such business, (2) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (3) the number of shares of Common Stock that are beneficially owned by the stockholder, (4) any material interest of the stockholder in such business, and (5) any additional information that is required to be provided by the stockholder pursuant to the Company’s Amended and Restated Bylaws and Regulation 14A under the Exchange Act.

APPENDIX A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HORIZON GLOBAL CORPORATION
Horizon Global Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
A.    The name of the Corporation is Horizon Global Corporation. The Corporation’s ~~original~~Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on ~~January 14~~June 17, 2015. ~~The Corporation filed a Certificate of Correction with the Secretary of State of the State of Delaware on March 10, 2015 changing its name from Horizon Industries Inc. to Horizon Global Corporation.~~
B.    This Amended and Restated Certificate of Incorporation, which amends and restates the Corporation’s ~~original~~current Amended and Restated Certificate of Incorporation in its entirety, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
C.    The Amended and Restated Certificate of Incorporation of the Corporation shall read in its entirety as follows:
ARTICLE I
Section 1.1    Name. The name of the Corporation is Horizon Global Corporation.
ARTICLE II
Section 2.1    Address. The registered office and registered agent of the Corporation is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.
ARTICLE III
Section 3.1    Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).
ARTICLE IV
Section 4.1    Capitalization. The total number of shares of stock that the Corporation is authorized to issue is 500,000,000 shares, consisting of (i) 400,000,000 shares of common stock, par value $0.01 per share (“Common Stock”); and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The number of authorized shares of any of the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.
Section 4.2    Common Stock.
(a)    Dividends. Subject to the preferential rights, if any, of the holders of Preferred Stock, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.
(b)    Voting Rights. At every annual or special meeting of stockholders of the Corporation, every share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Corporation; provided that the holders of Common Stock shall have no voting rights with respect to matters reserved (by law or by agreement with the Corporation) solely for any other class of capital stock.
(c)    Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to holders of Common Stock ratably in proportion to the number of shares held by each such stockholder.
Section 4.3    Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (full or limited, if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
ARTICLE V
Section 5.1    Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to make, amend, alter and repeal the Bylaws of the Corporation without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation.

ARTICLE VI
Section 6.1    Board of Directors: Composition. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors or more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors. ~~The~~Until the election of directors at the 2021 annual meeting of stockholders (the “2021 Annual Meeting”), the directors (other than those directors, if any, elected by the holders of any series of Preferred Stock pursuant to any certificate of designations relating to any series of Preferred Stock, voting separately as a class)~~,~~ will be divided into three classes as nearly equal in size as practicable: Class I, Class II and Class III. Each director elected at or prior to the 2018 annual meeting of stockholders will serve for a three-year term expiring on the date of the third annual meeting of stockholders of the Corporation following the annual meeting of stockholders at which that director was elected~~; provided, however, that the directors first designated as Class I directors will serve for a term expiring on the date of the~~. Each director elected at the 2019 annual meeting of stockholders ~~next following the end of the calendar year 2015, the directors first designated as Class II directors~~ will serve for a two-year term expiring ~~on~~at the ~~date of the~~2021 Annual Meeting. Each director elected at the 2020 annual meeting of stockholders ~~next following the end of the calendar year 2016, and the directors first designated as Class III directors~~ will serve for a one-year term expiring ~~on~~at the ~~date of the~~2021 Annual Meeting. Beginning at the 2021 Annual Meeting, and at each succeeding annual meeting of stockholders ~~next following the end of the calendar year 2017~~thereafter, each of the directors whose term expires at that meeting will serve for a one-year term. Each director will hold office until the annual meeting of stockholders at which that director’s term expires and, the foregoing notwithstanding, serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. Any director elected by the holders of a series of Preferred Stock will be elected for the term set forth in the certificate of designations relating to such series of Preferred Stock. ~~If~~Until the election of directors at the 2021 Annual Meeting, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.
Section 6.2    Board of Directors: Vacancies. Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.
Section 6.3    Removal of Directors. ~~Directors~~Subject to the rights of the holders of any series of Preferred Stock pursuant to any certificate of designations relating to any series of Preferred Stock, until the 2021 Annual Meeting, directors may be removed only for cause, and only by the affirmative vote of at least a majority in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class. Beginning at the 2021 Annual Meeting, subject to the rights of the holders of any series of Preferred Stock pursuant to any certificate of designations relating to any series of Preferred Stock, directors may be removed with or without cause, and only by the affirmative vote of at least a majority in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class.
Section 6.4    Preferred Stock Directors. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article, unless expressly provided by such terms.
Section 6.5    Meetings of Stockholders. Any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board of Directors or the Board of Directors pursuant to a resolution approved by the Board of Directors.
ARTICLE VII
Section 7.1    Limited Liability of Directors. To the extent permitted by Section 102(b)(7) of the DGCL, as the same may be supplemented and amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VII shall not increase the liability of any director of the Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII
Section 8.1    Indemnification of Directors, Officers or Agents.
(a)    Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgment, fines and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of such person’s heirs, executors and administrators. The Corporation shall indemnify a director or officer in connection with an action, suit or proceeding (other than an action, suit or proceeding to enforce indemnification rights provided for herein or elsewhere) initiated by such director or officer only if such action, suit or proceeding was authorized by the Board of Directors. The right to indemnification conferred in this Paragraph (a) shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any action, suit or proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person) in advance of the final disposition of an action, suit or proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified for such expenses under this Article VIII or otherwise.
(b)    The Corporation may, to the extent authorized from time to time by the Board of Directors, provide indemnification and the advancement of expenses, to any agent of the Corporation and to any person who is or was serving at the request of the Corporation as a director or officer or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to such extent and to such effect as the Board of Directors shall determine to be appropriate and permitted by applicable law, as the same exists or may hereafter be amended.
(c)    The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.
ARTICLE IX
Section 9.1    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
ARTICLE X
Section 10.1    Severability. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation.
IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be signed on ~~June 17~~[_________], ~~2015~~2018.

HORIZON GLOBAL CORPORATION

By: __________________________________
Name: Jay Goldbaum
Title: General Counsel & Corporate Secretary

APPENDIX B
AMENDED AND RESTATED
2015 EQUITY AND INCENTIVE COMPENSATION PLAN
(Amended and Restated as of May 8, 2018)

1.
Purpose. The purpose of this Plan is to attract and retain non-employee Directors, officers and other key employees of the Company and its Subsidiaries and to provide to such persons incentives and rewards for performance or service.

2.	Definitions. As used in this Plan:
(a)“Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Committee or the Board, as applicable, in its discretion.
(b)“Appreciation Right” means a right granted pursuant to Section 5 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.
(c)“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.
(d)“Board” means the Board of Directors of the Company.
(e)“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.
(f)“Change in Control” has the meaning set forth in Section 12 of this Plan.
(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(h)“Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan consisting solely of no fewer than two Non-Employee Directors.
(i)“Common Shares” means the shares of common stock, par value $0.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.
(j)“Company” means Horizon Global Corporation, a Delaware corporation, and its successors.
(k)“Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).
(l)“Date of Grant” means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Shares, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
(m)“Director” means a member of the Board.
(n)“Effective Date” means May 8, 2018, or such other date on which the Shareholders approve the Second Amended and Restated 2015 Plan.
(o)“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under the Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
(q) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.
(r)“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.
(s)“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Committee may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the following metrics (including relative or growth achievement regarding such metrics):

(i)
Profits (e.g., gross profit, EBITDA, operating income, EBIT, EBT, net income, net sales, cost of sales, earnings per share, residual or economic earnings, inventory turnover, operating profit, economic profit - these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

(ii)
Cash Flow (e.g., free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, net cash provided by operating activities, net increase (or decrease) in cash and cash equivalents, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

(iii)	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

(iv)	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

(v)	Profit Margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues);

(vi)	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

(vii)
Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, market capitalization, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

(viii)
Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, market share, geographic business expansion goals, cost targets, selling, general and administrative expenses, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, productivity, economic value added (or another measure of profitability that considers the cost of capital employed), product quality, sales of new products, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

In the case of a Qualified Performance-Based Award, each Management Objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such Covered Employee.
(t) “Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
(u) “Non-Employee Director” means a person who is a “Non-Employee Director” of the Company within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder by the U.S. Department of the Treasury.
(v) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.
(w) “Option Price” means the purchase price payable on exercise of an Option Right.
(x) “Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 of this Plan.
(y) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (ii) a person who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (iii) a non-employee Director.
(z) “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.
(aa) “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(bb) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.
(cc) “Plan” means the Horizon Global Corporation Amended and Restated 2015 Equity and Incentive Compensation Plan, as amended or amended and restated from time to time.
(dd) “Qualified Performance-Based Award” means any Cash Incentive Award or award of Performance Shares, Performance Units, Restricted Shares, Restricted Stock Units or other awards contemplated under Section 9 of this Plan, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.
(ee) “Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.
(ff) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.
(gg) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of a specified period.
(hh) “Shareholder” means an individual or entity that owns one or more Common Shares.
(ii) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.
(jj) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined Voting Power represented by all classes of stock issued by such corporation.
(kk) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.
(ll) “Voting Power” means at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.

3.	Shares Available Under the Plan.
(a)Maximum Shares Available Under Plan.

(i)
Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under the Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Shares, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan shall be, in the aggregate, 4,350,000 Common Shares (2,000,000 of which were approved in 2015 and 2,350,000 of which are anticipated to be approved by Shareholders in 2018). Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)	The aggregate number of Common Shares available under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan.
(b)Share Counting Rules.

(i)
If any award granted under this Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), or is unearned (in whole or in part), the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i).

(ii)
Notwithstanding anything to the contrary contained herein: (A) Common Shares withheld by the Company in payment of the Option Price of an Option Right will not be added back to the aggregate number of Common Shares available under Section 3(a)(i) above; (B) Common Shares tendered or otherwise used in payment of the Option Price of an Option Right will not be added to the aggregate number of Common Shares available under Section 3(a)(i) above; (C) Common Shares withheld by the Company or tendered or otherwise used to satisfy a tax withholding obligation with respect to an Option Right or Appreciation Right will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) above; (D) Common Shares withheld by the Company or tendered or otherwise used to satisfy a tax withholding obligation with respect to an Award other than an Option Right or Appreciation Right will be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) above (provided, however, that such recycling of Common Shares for tax withholding purposes will be limited to 10 years from the date of stockholder approval of the Plan if such recycling involves Common Shares that have actually been issued by the Company); (E) Common Shares subject to an Appreciation Right that are not actually issued in connection with its Common Shares settlement on exercise thereof will not be added back to the aggregate number of Common Shares available under Section 3(a)(i) above; and (F) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added to the aggregate number of Common Shares available under Section 3(a)(i) above. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate number of Common Shares available under Section 3(a)(i) above.
(c)Limit on Incentive Stock Options. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 4,350,000 Common Shares.
(d)Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 11 of this Plan:

(i)	No Participant will be granted Option Rights and/or Appreciation Rights, in the aggregate, for more than 250,000 Common Shares during any calendar year.

(ii)
No Participant will be granted Qualified Performance-Based Awards of Restricted Shares, Restricted Stock Units, Performance Shares and/or other awards under Section 9 of this Plan, in the aggregate, for more than 500,000 Common Shares during any calendar year.

(iii)
In no event will any Participant in any calendar year receive Qualified Performance-Based Awards of Performance Units and/or other awards payable in cash under Section 9 of this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of $2,500,000.

(iv)	In no event will any Participant in any calendar year receive Qualified Performance-Based Awards that are Cash Incentive Awards having an aggregate maximum value in excess of $5,000,000.

(v)
In no event will any non-employee Director in any calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $500,000.

(vi)
Notwithstanding anything in this Plan to the contrary (except for the discretionary acceleration provisions of the Plan), up to 5% of the maximum number of Common Shares available for awards under this Plan as provided for in Section 3(a) of this Plan, as may be adjusted under Section 11 of this Plan, may be used for awards granted under Section 4 through Section 9 of this Plan that do not at grant comply with the applicable one-year minimum vesting or performance period requirements set forth in such sections of this Plan.

4.
Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.
(b)Each grant will specify an Option Price per share, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.
(c)Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d) of this Plan) having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, the Company’s withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.
(d)To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.
(e)Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.
(f)Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable; provided, that, except as otherwise described in this subsection, no portion of any grant of Option Rights may become exercisable sooner than after one year or a one-year performance period. Notwithstanding the minimum vesting provisions of this Plan, a grant of Option Rights may provide for the earlier exercise of such Option Rights, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control.
(g)Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.
(h)Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.
(i)The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.
(j)No Option Right will be exercisable more than 10 years from the Date of Grant.
(k)Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(l)Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5.	Appreciation Rights.
(a)The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.
(b)Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)
Each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable; provided, that, except as otherwise described in this subsection, no portion of any grant of Appreciation Rights may become exercisable sooner than after one year or a one-year performance period. Notwithstanding the minimum vesting provisions of this Plan, Appreciation Rights may provide for the earlier exercise of such Appreciation Rights, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)
Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(c)Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.
(d)Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
(e)Regarding Free-Standing Appreciation Rights only:

(i)
Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant;

(ii)	Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)	No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6.
Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.
(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c)Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant or until achievement of Management Objectives referred to in subparagraph (e) below. If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time with respect to any portion of such grant of Restricted Shares will be no shorter than one year.
(d)Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).
(e)Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Shares; provided, however, that notwithstanding subparagraph (c) above, for Restricted Shares that vest upon the achievement of Management Objectives, the performance period with respect to any portion of such grant of Restricted Shares must be at least one year.
(f)Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control; provided, however, that no award of Restricted Shares intended to be a Qualified Performance-Based Award will provide for such early termination of restrictions (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.
(g)Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award; provided, however, that for the avoidance of doubt, dividends or other distributions on Restricted Shares will be deferred until and paid contingent upon the vesting of the related Restricted Shares.
(h)Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7.
Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.
(b)If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives or that the Restricted Stock Units will be earned based on the achievement of Management Objectives, then, notwithstanding anything to the contrary contained in subparagraph (d) below, the applicable performance period with respect to any portion of the Restricted Stock Units must be at least one year.
(c)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.
(d)If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (b) above, each such grant or sale (and any portion thereof) will be subject to a Restriction Period of not less than one year.
(e)Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), Restricted Stock Units may provide for the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control; provided, however, that no award of Restricted Stock Units intended to be a Qualified Performance-Based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.
(f)During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional Common Shares; provided, however, for the avoidance of doubt, that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units will be deferred until and paid contingent upon the vesting of the related Restricted Stock Units.

(g)Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.
(h)Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8.
Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
(b)The Performance Period with respect to each Cash Incentive Award, Performance Share or Performance Unit (and any portion of such awards) will be such period of time (not less than one year) as will be determined by the Committee at the time of grant, which may be subject to earlier lapse or other modification, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.
(c)Any grant of Cash Incentive Awards, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.
(d)Each grant will specify the time and manner of payment of Cash Incentive Awards, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares, in Restricted Shares or Restricted Stock Units or in any combination thereof.
(e)Any grant of Cash Incentive Awards, Performance Shares or Performance Units may specify that the amount payable or the number of Common Shares or Restricted Shares or Restricted Stock Units with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.
(f)The Committee may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid. Performance Units granted under this Plan may not provide for dividends or dividend equivalents thereon.
(g)Each grant of Cash Incentive Awards, Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

9.	Other Awards.
(a)Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.
(b)Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.
(c)The Committee may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
(d)If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Section 9 is based only on the passage of time rather than the achievement of Management Objectives, the period of time shall be no shorter than one year with respect to any portion of such award. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Section 9 is based on the achievement of Management Objectives, the performance period must be at least one year with respect any portion of such awards.
(e) The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying awards granted under this Section 9 will be deferred until and paid contingent upon the earning of such awards.
(f)Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), an award under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or disability of the Participant, or in the event of a Change in Control; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

10.	Administration of this Plan.
(a)This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.
(b)The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan Section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.
(c)To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act, or any Covered Employee; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11.
Adjustments. The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 9 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, in the kind of shares covered thereby, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee shall provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, shall determine is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12.
Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(a)any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then-outstanding Common Shares (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (D) any acquisition pursuant to a transaction that complies with Sections 12(c)(i), (c)(ii) and (c)(iii) below;
(b)individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c)consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(d)approval by the Shareholders of a complete liquidation or dissolution of the Company.

13.
Detrimental Activity and Recapture Provisions. Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary or (b) within a specified period after termination of such employment or service, shall engage in any detrimental activity. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

14.
Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

15.	Transferability.
(a)Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Shares, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under the Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.
(b)The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

16.
Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant. The shares used for tax withholding will be valued at an amount equal to the market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the market value of the Common Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants will also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

17.	Compliance with Section 409A of the Code.
(a)To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b)Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.
(c)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.
(d)Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18.	Amendments.
(a)The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.
(b)Except in connection with a corporate transaction or event described in Section 11 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Company’s shareholders.
(c)If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to the paragraph that follows, notwithstanding the Plan’s minimum vesting requirements, and including in the case of termination of employment by reason of death, disability or retirement, or in the case of unforeseeable emergency or other special circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 9 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
(d)Subject to Section 18(b) hereof, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 11 above, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19.	Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20.
Effective Date/Termination. The Company established the Horizon Global Corporation 2015 Equity and Incentive Compensation Plan in 2015 (the “2015 Plan”). The Company amended and restated in its entirety the 2015 Plan as of March 8, 2016, in the form of the Horizon Global Corporation Amended and Restated 2015 Equity and Incentive Compensation Plan (the “Amended and Restated 2015 Plan”), which was approved by Shareholders on May 17, 2016. The Company hereby again amends and restates in its entirety, as of the Effective Date, the Amended and Restated 2015 Plan in the form of this document (the “Second Amended and Restated 2015 Plan”). For clarification purposes, the terms and conditions of the Second Amended and Restated 2015 Plan, to the extent they differ from the terms and conditions of either the 2015 Plan or the Amended and Restated 2015 Plan, shall not apply to or otherwise impact previously granted or outstanding awards under the 2015 Plan or the Amended and Restated 2015 Plan, as applicable. This Second Amended and Restated 2015 Plan will be effective as of the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan (or predecessor versions, as applicable).

21.	Miscellaneous Provisions.
(a)The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
(b)This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)Except with respect to Section 21(e), to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.
(d)No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.
(e)Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.
(f)No Participant will have any rights as a shareholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.
(g)The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.
(h)Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Share under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.
(i)If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.

22.	Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:
(a)Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b)In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
(c)Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will not reduce the Common Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 3 of the Plan. In addition, no Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will be added to the aggregate plan limit contained in Section 3 of the Plan.

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, please be advised that Horizon Global Corporation intends to release definitive copies of the proxy statement to security holders on or about April 3, 2018.
HORIZON GLOBAL CORPORATION
2600 WEST BIG BEAVER ROAD, SUITE 555
TROY, MI 48084
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING:

	For	Withhold	For All
	All	All	Except
1. Election of Directors	☐	☐	☐
Nominees

01 Scott G. Kunselman
02 David A. Roberts
03 Maximiliane C. Straub
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
_________________________________________________________
To vote against all nominees, mark “Withhold All” above. To vote against an individual nominee, mark “For All Except” and write the nominee’s number on the line above.

		For	Against	Abstain
2.	To approve amendments to the Company’s Amended and Restated Certificate of Incorporation to implement a declassified Board of Directors.	☐	☐	☐

		For	Against	Abstain
3.	To approve the Company’s Amended and Restated 2015 Equity and Incentive Compensation Plan.	☐	☐	☐

		For	Against	Abstain
4.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐

NOTE: This proxy/voting instruction, when properly executed, will be voted in accordance with the directions indicated, and if no directions are given, will be voted FOR all nominees on proposals 1; FOR proposals 2, 3 and 4. The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Please retain and present this top portion of the proxy card as your admission ticket together with a valid picture identification to gain admittance to the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2018

THE NOTICE & PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM

The Proxy Statement and 2017 Annual Report of Horizon Global Corporation are also available at:
http://investors.horizonglobal.com/2018proxystatement and
http://investors.horizonglobal.com/2017annualreviewand10-K

HORIZON GLOBAL CORPORATION
Annual Meeting of Stockholders
To be held on May 8, 2018 8:00 AM
And any adjournments or postponements thereof

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HORIZON GLOBAL CORPORATION

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR all of the nominees for director under proposal 1; FOR proposal 2, 3, and 4.

By casting your voting instructions on the reverse side of this proxy form, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of Horizon Global Corporation’s common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof, and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side of this proxy, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on reverse side.)
Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side of the proxy.

Continued and to be signed on reverse side

QuickLinks
PROXY SUMMARY
PROPOSAL 1- ELECTION OF DIRECTORS
DIRECTORS COMPENSATION
DIRECTOR COMPENSATION TABLE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 - APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION
PROPOSAL 3 - APPROVAL OF AMENDMENT TO THE AMENDED & RESTATED 2015 EQUITY AND INCENTIVE COMPENSATION PLAN
PROPOSAL 4 - RATIFICATION OF INDEPENDENT AUDITOR
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH RELATED PERSONS
EXECUTIVE COMPENSATION
FAQ - ABOUT THE MEETING
APPENDIX A - AMENDED & RESTATED CERTIFICATE OF INCORPORATION
APPENDIX B - AMENDED & RESTATED 2015 EQUITY PLAN
PROXY CARD